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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Cimarex Energy Co.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CIMAREX ENERGY CO.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on May 19, 2010
9:00 a.m. Central Time
Doubletree Hotel, 616 West Seventh Street, Tulsa, OK

AGENDA:

1.
Elect three Class II directors for terms expiring in 2013.

2.
In order to obtain the federal income tax deduction benefits under Section 162(m) of the Internal Revenue Code, approve a revision to the maximum number of shares that may be issued under Cimarex's performance awards.

3.
Ratify the appointment of KPMG LLP as the independent auditors for 2010.

We will also transact any other business as may properly come before the meeting or any adjournments thereof.

Stockholders of record at the close of business on March 23, 2010 are entitled to notice of and to vote at the meeting.

YOUR VOTE IS IMPORTANT

Please take the time to vote by following the Internet or telephone voting instructions provided in this proxy statement. If you received a paper copy of the proxy card, you may also vote by completing and mailing the proxy card in the postage-prepaid envelope provided for your convenience. You may also attend and vote at the Annual Meeting. You may revoke your proxy at any time before the vote is taken by following the instructions in this proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS

Mary Kay Rohrer Corporate Secretary

Date: April 6, 2010

CIMAREX ENERGY CO.
PROXY STATEMENT

i

ii

PROXY STATEMENT

2010 ANNUAL MEETING OF STOCKHOLDERS – May 19, 2010

CIMAREX ENERGY CO.
Doubletree Hotel, 616 West Seventh Street, Tulsa, OK

We provide you with this proxy statement to solicit your vote at our 2010 Annual Meeting of Stockholders.

The Annual Meeting will be held at 9:00 a.m. Central Time, at the Doubletree Hotel, 616 West Seventh Street, Tulsa, Oklahoma 74127.

The proxy materials will be furnished to stockholders on or about April 6, 2010. All properly completed and delivered proxies will be voted at the Annual Meeting and at any adjournments or postponements of the Meeting. If you are a stockholder of record at the close of business on March 23, 2010, the record date, you may vote at the Annual Meeting, or at adjournments or postponements of the Meeting.

INTERNET AND ELECTRONIC AVAILABILITY OF PROXY MATERIALS

As permitted by the U.S. Securities and Exchange Commission (the "SEC"), we have elected to provide our stockholders with access to our proxy materials on the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials, or the Notice, was mailed to most of our stockholders on or about April 6, 2010. Stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request a printed set of proxy materials to be sent to them, by following the instructions in the Notice.

The Notice will also provide instructions on how to inform us to send future proxy materials to you electronically by e-mail or in printed form by mail. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail or printed form will remain in effect until you terminate it.

Choosing to receive future proxy materials by e-mail will allow us to provide you with the information you need in a more timely manner and will save us the cost of printing and mailing documents to you.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Who can vote?

Stockholders holding shares of our common stock as of the close of business on March 23, 2010, may vote at the Annual Meeting, or at any adjournment or postponement of the Meeting. You have one vote for each share of common stock held as of the record date that may be voted on each proposal presented at the Annual Meeting.

Who can attend the Annual Meeting?

Admission to the Annual Meeting is limited to stockholders of Cimarex, persons holding proxies from stockholders who held Cimarex common stock on March 23, 2010, and invited guests of Cimarex.

How many shares of Cimarex common stock were outstanding on the record date?

At the close of business on March 23, 2010, the record date, there were 83,879,288 shares of common stock outstanding and entitled to vote at the Annual Meeting. Common stock is the only class of stock entitled to vote.

How do I vote?

You may vote by any of the following methods:

  •
  Vote on the Internet at the website for Internet voting. Simply follow the instructions on the Notice, or if you received a proxy card by mail, follow the instructions on the proxy card and you can confirm that your vote has been properly recorded. If you vote on the Internet, you can request electronic delivery of future proxy materials.

  •
  Vote by telephone by following the instructions on the Notice, or if you received a proxy card, by following the instructions on the proxy card.

  •
  If you received a proxy card by mail, vote by mail by completing, signing, dating and returning your proxy card in the pre-addressed, postage-paid envelope provided.

  •
  You may attend and vote at the Annual Meeting. The Board recommends that you vote using one of the methods described above, as it is not practical for most stockholders to attend and vote at the Annual Meeting.

If I vote by telephone or Internet and received a proxy card in the mail, do I need to return my proxy card?

No.

If I vote by mail, telephone or Internet, may I still attend the Annual Meeting?

Yes.

Can I change my vote?

If you are a stockholder of record, you may revoke your proxy at any time before the voting polls are closed at the Annual Meeting, by the following methods:

  •
  Voting at a later time by Internet or telephone;

  •
  Voting in person at the Annual Meeting;

  •
  Delivering to our Corporate Secretary, Mary Kay Rohrer, Cimarex Energy Co., 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203-4518 a proxy with a later date or a written revocation of your proxy; or

  •
  Giving notice of revocation to the Inspector of Election at the Annual Meeting.

How do I vote if my shares are held in street name?

If your shares are held in the name of your broker, a bank, or other nominee, only your broker, bank or other nominee may execute a proxy and vote your shares. Please follow the instructions on the form you receive from your broker, bank or other nominee. You may vote by the Internet, in person or by telephone if your bank or broker makes those methods available in accordance with the instructions on the form. If you wish to vote your "street name" shares in person, you will need to obtain a document known as a "legal proxy" from your broker, bank or other nominee. Please contact your bank, broker, or other nominee if you wish to do so.

How do I vote shares held in my 401(k) account?

Participants in the Cimarex 401(k) Plan ("401(k) Plan") who have shares of common stock credited to their plan account as of the record date will have the right to direct the 401(k) Plan trustee regarding how to vote those shares. The trustee will vote the shares in a participant's 401(k) Plan account in accordance with the participant's instructions or, if no instructions are received prior to 5 pm Eastern Time on May 14, 2010, the shares credited to that participant's account will be voted by the trustee in the same proportion as it votes shares for which it did receive timely instructions. Information as to how participants voted the shares credited to their 401(k) Plan account will not be disclosed to Cimarex.

What happens if other matters come up at the Annual Meeting?

We do not know of any other matters that will be voted on at the Annual Meeting. If other matters are properly presented, the proxy holders, F. H. Merelli, Cimarex's Chairman of the Board, Chief Executive Officer and President, and Paul Korus, Cimarex's Vice President, Chief Financial Officer and Treasurer, will vote your shares at their discretion.

Who will count the votes?

A representative of Continental Stock Transfer & Trust Company, our stock transfer agent, will act as the independent tabulator appointed by the Board of Directors and will count the votes and act as the Inspector of Election.

What is a "quorum"?

A "quorum" is a majority of the outstanding shares of common stock and is required to hold the Annual Meeting. A quorum is determined by counting shares of common stock present in person at the Annual Meeting or represented by proxy. If you submit a properly completed proxy, you will be considered part of the quorum even if you abstain from voting. Shares that brokers do not have the authority to vote in the absence of timely instructions from the beneficial owners ("broker non-votes") are treated as present for the purposes of determining a quorum.

How many votes must each proposal receive to be adopted?

  •
  With respect to Proposal 1, the election of directors, each nominee will be elected if the votes cast for the nominee exceed the votes cast against the nominee.

  •
  Proposal 2 for the approval of a revision to the maximum number of shares of restricted stock issuable under the performance share awards must receive an affirmative majority of the votes cast on the Proposal.

  •
  Proposal 3 for the ratification of independent auditors must receive the affirmative vote of a majority of the shares present and entitled to vote.

How are votes counted and what is the effect of broker non-votes?

Votes are counted in accordance with our Bylaws, Delaware law and the rules of the New York Stock Exchange. If a stockholder delivers a properly completed proxy but does not indicate how his or her shares are to be voted, the shares covered by such proxy will be included in determining if there is a quorum and will also be counted as votes "FOR" Proposal 1, Proposal 2 and Proposal 3 and against any stockholder proposal. Shares will not be voted at the Annual Meeting if a properly completed proxy covering those shares has not been received and the holder does not vote in person or at the Annual Meeting.

The New York Stock Exchange ("NYSE") precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. Under the current NYSE rules, brokers do not have discretion to vote on Proposal 1 (election of directors) or Proposal 2, but do have discretion to vote on Proposal 3.

As to Proposal 1 (election of directors) and Proposal 2, abstentions and broker non-votes are counted as not voted and do not have an effect on the outcome of either Proposal.

How can I view the stockholder list?

You may view a stockholder list at the Annual Meeting or at our offices at 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203 during ordinary business hours during the period May 9 through May 18, 2010.

Who pays for the proxy solicitation related to the Annual Meeting?

Cimarex does. In addition to sending you these materials, some of our directors and management may contact you by telephone, mail, e-mail or in person. We will also reimburse banks, nominees, fiduciaries, brokers and other custodians for their costs of distributing the proxy materials.

If I want to submit a stockholder proposal for the 2011 Annual Meeting, when is it due?

If you want to submit a proposal for possible inclusion in next year's proxy statement, you must submit it in writing to the Corporate Secretary, Cimarex Energy Co., 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203-4518, telephone (303) 295-3995 and facsimile (303) 295-3494. Cimarex must receive your proposal on or before December 9, 2010. Cimarex will consider only proposals meeting the requirements of the applicable rules of the SEC.

If a stockholder wants to bring any matter before the 2011 Annual Meeting that is not included in the 2011 Proxy Statement, the stockholder must provide written notice of the matter between February 8, 2011 and February 18, 2011. If the 2011 Annual Meeting is held more than 30 days before or after May 19, 2011, then the stockholder's written notice must be received not later than the close of business on the tenth day following the day on which the notice of the date of the 2011 Annual Meeting was mailed or public disclosure of the date of the Annual Meeting was made, whichever first occurs.

PROPOSAL 1. ELECTION OF DIRECTORS

Our current Board of Directors consists of nine members. The Board is divided into three classes: Class I, Class II and Class III directors. At each annual meeting, a class of directors is elected for a term expiring at the annual meeting in the third year following the year of election. Each director holds office until his successor is elected and qualifies.

The terms of the three Class II directors, Hans Helmerich, Harold R. Logan, Jr. and Monroe W. Robertson, will expire at the 2010 Annual Meeting.

If prior to the Annual Meeting a nominee becomes unavailable to serve as a director, any shares represented by a proxy directing a vote will be voted for the remaining nominees and for any substitute nominee or nominees designated by our Board of Directors or its Nominating Committee. As of the mailing of these proxy materials, the Board of Directors knows of no reason why any director nominee would not be available to serve as a director.

A nominee is elected if the votes cast for his election exceed the votes cast against his election. Each director who is nominated below has tendered an irrevocable resignation that is effective upon his failure to receive the required vote and the Board's acceptance of such resignation. If a nominee fails to receive more favorable votes than votes cast against him, the Nominating Committee will act on an expedited basis following the Annual Meeting to determine whether to recommend that the Board accept the director's resignation. The Committee and the Board may consider any factors they deem relevant in deciding whether to accept the director's resignation, and the director whose resignation is under consideration must abstain from participating in any decision regarding his resignation. The Board will publicly disclose its decision regarding acceptance of resignation within 90 days after the results of the election are certified. If the resignation is not accepted, the director will continue to serve as a director until his successor is elected and qualified. If the Board accepts the resignation, then the Board may fill the vacancy in accordance with the Bylaws or may decrease the size of the Board in compliance with the Certificate of Incorporation.

Information concerning the nominees recommended by our Nominating Committee and nominated by our Board of Directors, as well as each of our continuing directors, is set forth below.

NOMINEES

Class II Directors – Terms Expiring in 2010

Hans Helmerich	Director Since 2002
President, CEO, Director Helmerich & Payne, Inc. Tulsa, Oklahoma Age – 51

Member – Compensation and Governance Committee

Mr. Helmerich has been the President and Chief Executive Officer of Helmerich & Payne, Inc., a publicly held company located in Tulsa, Oklahoma, since 1989 and has served as a director of that company since 1987. Helmerich & Payne is primarily engaged in contract drilling of oil and gas wells for exploration and production companies and is one of the major land and offshore platform drilling contractors in the world. Cimarex acquired Helmerich & Payne's exploration and production business in 2002. Mr. Helmerich's background with the exploration and production business acquired by Cimarex, as well as his over 25 years executive experience with Helmerich & Payne, provide a strong background for his service on Cimarex's Board and on the Compensation and Governance Committee. In addition, Mr. Helmerich's service as a director of two other public companies provides him with additional expertise and skills to serve as a director.

Harold R. Logan, Jr.	Director Since March 2009
Co-Founder, Director Basic Materials and Services LLC Denver, Colorado Age – 65

Member – Audit Committee

Mr. Logan is the Co-Founder and director of Basic Materials and Services LLC (Denver, Colorado), a privately held company founded in 2007 that invests in companies providing specialized services for the pipeline construction and sand/silica industries. Mr. Logan was a Co-Founder of TransMontaigne (Denver, Colorado) in 1995 and Chief Financial Officer, Executive Vice President, Treasurer and a director through 2002. He served as a director of TransMontaigne and chairman of its finance committee from 2002-2006. From 1987 to 1995, he was Senior Vice President/Finance, Chief Financial Officer and a director of Associated Natural Gas Corporation. Prior to that Mr. Logan was with Dillon Read & Co. Inc. and Rothschild, Inc.

Over the past 39 years, Mr. Logan's education, investment banking/venture capital experience and business/financial management experience have provided him with a comprehensive understanding of business and finance. Mr. Logan's expertise and experience have been relevant to his responsibilities of providing oversight and advice to the management of public companies, and is of particular benefit in his role as a member of the Audit Committee of Cimarex. Since 1998, Mr. Logan has been a director of nine public companies and has served on audit, compensation and governance committees. Mr. Logan currently serves as Chairman of the Board of Supervisors of Suburban Propane Partners, L.P. and as a director of Graphic Packaging Corporation, both NYSE companies. He is also a director of Hart Energy Publishing LLC, a private company that publishes the Oil & Gas Investor magazine and other energy publications.

Monroe W. Robertson	Director Since 2005
Private Investor Age – 60

Chairman – Audit Committee

Mr. Robertson is currently a private investor. Mr. Robertson was with Key Production Company, Inc., a company acquired by Cimarex in 2002, for 10 years until retirement in March 2002. While with Key, he held the positions of President, Chief Operating Officer, Senior Vice President and Principal Financial Officer. Mr. Robertson has served in executive capacities with three other public energy companies, Apache Corp., Gulf Oil Corporation and Terra Resources. Mr. Robertson has comprehensive knowledge of the financial and operational sides of the exploration and production business, which is of considerable value in his service as Chairman of the Company's Audit Committee. He currently serves as a director, chairman of the audit committee and member of the compensation and nominating committee of Basic Earth Science System, Denver, Colorado, an independent exploration and production company.

Each director will be elected if he receives more "FOR" votes than "AGAINST" votes. Our Board of Directors recommends a vote "FOR" all nominees.

CONTINUING DIRECTORS

Class I Directors – Terms Expiring in 2012

Jerry Box	Director Since 2005
Retired President and COO Oryx Energy Company Age – 71

Member – Compensation and Governance Committee

Mr. Box was Chairman of Magnum Hunter Resources, Inc. from October 2004 until June 2005, and a director of Magnum Hunter Resources from March 1999 to June 2005. He retired in June 2005 at the time of the acquisition by Cimarex of Magnum Hunter. Mr. Box served as President, COO and a director of Oryx Energy Company from February 1998 to March 1999. He had previously held a number of managerial and executive positions with Oryx Energy from February 1998 to March 1999, and its predecessor company, Sun Oil Company. Mr. Box holds undergraduate and graduate degrees in geology. He has served for several years in an executive capacity with public and private companies. Mr. Box has served on numerous oil and gas committees and task forces and as a President and Treasurer of the Dallas Petroleum Club. Mr. Box serves as a non-management director and Chairman of the Board of NewPark Resources, Inc. of The Woodlands, Texas, an oilfield services company traded on the New York Stock Exchange. His extensive experience as an executive for companies in the energy business makes his service on the Compensation and Governance Committee particularly valuable.

Paul D. Holleman	Director Since 2002
Retired Partner Holme Roberts & Owen LLP Age – 78

Member – Audit Committee

Mr. Holleman was a senior partner with Holme Roberts & Owen LLP, a Denver-based law firm, until 2000, when he retired. While at Holme Roberts, he served as Chairman of the Natural Resources Department, and was a member of the firm's executive committee. Mr. Holleman was legal counsel to Key Production Company, Inc., a predecessor to Cimarex, and other oil and gas companies. Mr. Holleman was president of Inter-American Petroleum Corporation and a director of Janus Funds. He is a past chairman of the Mineral Law Section of the Colorado Bar Association, past chairman of the Rocky Mountain Mineral Law Institute and past chairman of the American Bar Association Public Lands Committee of the Natural Resources Section. Mr. Holleman's legal expertise and significant experience representing energy companies provide a diverse background on the Board of Directors, and his involvement in the management of a large diverse law firm provides valuable experience in his role on the Audit Committee.

Michael J. Sullivan	Director Since 2002
Partner Rothgerber, Johnson & Lyons LLP Casper, Wyoming Age – 70

Lead Director
Member – Audit Committee

Mr. Sullivan has been a senior partner of the Denver-based law firm, Rothgerber Johnson & Lyons LLP since 2001, and the managing partner of the Casper office of that firm. Mr. Sullivan practiced law with Brown, Drew, Apostolos, Massey & Sullivan from 1964 to 1986 and from 1995 until 1998. Mr. Sullivan brings a wealth of experience and a diverse background to Cimarex's Board. In addition to his Juris Doctor degree, he has an undergraduate degree in petroleum engineering, years of governmental service as the Governor of Wyoming (1987-1995) and Ambassador to Ireland (1998-2001), and 35 years' experience practicing law in the areas of natural resources, mediation and business. As Governor he was involved in the process of reviewing and administering Wyoming's budget. This experience is particularly relevant in his service on the Audit Committee.

Mr. Sullivan is a director of Kerry Group plc, a global food and food ingredients producer headquartered in Tralee, Ireland; director and member of the governance committee of First Interstate BancSystem, Billings, Montana and director and member of the compensation and governance and audit committee of Sletten Construction, Inc., Great Falls, Montana. From 2001 to May 2009 he served as a director and member of the corporate social responsibility committee and governance committee of Allied Irish Bank Group, Dublin, Ireland.

Class III Directors – Terms Expiring in 2011

David A. Hentschel	Director Since 2002
Retired Chairman and CEO Occidental Oil and Gas Corporation Age – 76

Member – Compensation and Governance Committee

Mr. Hentschel was Chairman and Chief Executive Officer of Occidental Oil and Gas Corporation from 1997 until 1999, when he retired. He also served as President and Chief Executive Officer of Canadian Occidental Petroleum, Ltd, now known as Nexen, from 1995 until 1997. Mr. Hentschel brings considerable executive experience in the domestic and international oil and gas industry to the Board. He was in charge of the worldwide exploration and production operations for Cities Service, Occidental Oil and Gas Corporation for the last 20 years of his 40-year career. He was a director of Occidental Petroleum from 1987-1993 and of Canadian Occidental or Nexen from 1985-2009. During his service as a director of Nexen, he was chair of the audit committee and a member of the compensation committee and various other committees. He was also a director of the Bank of Oklahoma from 1984-1995. Mr. Hentschel's extensive leadership background and his service on Nexen's audit and compensation committees provide strong skills and experience for his service on our Compensation and Governance Committee.

F. H. Merelli	Director Since 2002
Chairman of the Board, CEO, President Cimarex Energy Co. Denver, Colorado Age – 74

Mr. Merelli has been Chairman of the Board, Chief Executive Officer and President of Cimarex since September 30, 2002. He was Chairman and Chief Executive Officer of Key Production Company, Inc. (acquired by Cimarex in September 2002) from September 1992 to September 30, 2002 and President from March 2002 until September 30, 2002 and from September 1992 to September 1999. Mr. Merelli has spent over 35 years in key executive positions in the oil and gas industry. Mr. Merelli is the creator of several management and incentive systems currently employed by Cimarex. Mr. Merelli is a director and member of the audit committee of Apache Corporation, Houston, Texas, an exploration and production company traded on the NYSE.

L. Paul Teague	Director Since 2002
Retired Executive Texaco USA Age – 75

Chairman – Compensation and Governance Committee

Mr. Teague served 35 years with Texaco Inc. He retired in 1994 as Vice President, Western Exploration & Producing Region of Texaco USA in Denver, Colorado. Mr. Teague held various positions with Texaco USA, including Vice President-Producing in Houston, Texas, Vice President of the New Orleans Producing Division, Division Manager, New Orleans and General Superintendent of the Offshore Division in New Orleans. Mr. Teague holds a degree in Petroleum Engineering from Louisiana Tech University and is a graduate of the University of Southern California Executive Program. He has several industry affiliations, including the former Chairman of the API Executive Committee on Drilling and Production Practices, former President of the Colorado Petroleum Association, a 50-year Legion of Honor Member of the Society of Petroleum Engineers and a member of the Rocky Mountain Oil & Gas Hall of Fame. He brings his executive experience with a major oil and gas company to bear on corporate governance and executive compensation issues in his role as chairman of our Compensation and Governance Committee.

PROPOSAL 2 – 162(m) APPROVAL OF REVISION TO THE MAXIMUM NUMBER
OF SHARES ISSUABLE UNDER PERFORMANCE AWARDS

At the 2006 Annual Meeting, the stockholders approved the material terms of performance goals applicable to awards of restricted stock granted under the Cimarex 2002 Stock Incentive Plan ("Plan") to the Chief Executive Officer and certain other executive officers. The Plan was initially approved by stockholders at Cimarex's 2003 annual meeting.

The material terms of the performance goals included a maximum number of shares that may be issued to the executive officers if the performance goals are achieved at the highest levels. (See Executive Compensation, Long-Term Equity Awards, for a detailed description of the performance awards and goals.) In December 2009, the Compensation and Governance Committee approved an increase in the maximum number of shares that may be issued to each executive officer. The other material terms of the performance awards were not changed.

Section 162(m) of the Internal Revenue Code limits the compensation deduction that Cimarex may take on its federal income tax return to $1 million of compensation paid to each executive officer. The deduction limit does not apply to "qualified performance-based compensation" as defined by Section 162(m). Awards of restricted stock with performance goals do not qualify as performance-based compensation unless the material terms of the performance goals have been approved by the stockholders. The maximum number of shares that may be issued to an executive is a material term of the performance goals. It is for this reason that Cimarex requests that the stockholders approve the following maximum number of shares that may be issued to each executive officer if the performance goals are achieved at the highest levels. However, it is important to note that the awards have been previously granted and will remain outstanding even if the stockholders do not approve Proposal 2.

Name	Position	Previously Approved Maximum Shares to be Issued	Amended Maximum Number of Shares to be Issued
F. H. Merelli	CEO, President	60,000	100,000
Joseph R. Albi	Executive VP	30,000	50,000
Stephen P. Bell	Sr. VP	30,000	50,000
Thomas E. Jorden	Executive VP	30,000	50,000
Paul Korus	VP, CFO, Treasurer	30,000	50,000

An affirmative majority of the votes cast on the Proposal at the Annual Meeting is required to ratify and approve Proposal 2. The Board of Directors recommends a vote "FOR" Proposal 2.

 PROPOSAL 3. RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has appointed KPMG LLP to audit our financial statements for 2010. KPMG LLP has been our independent auditors since October 1, 2002.

We are asking that stockholders ratify the appointment of KPMG LLP as independent auditors. If stockholders fail to ratify the appointment of KPMG LLP, the Audit Committee may reconsider this appointment. A KPMG LLP representative will be at the Annual Meeting to answer appropriate questions and to make a statement if he or she desires.

The affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting is required to ratify the appointment of KPMG LLP as Cimarex's independent auditors for 2010. The Board of Directors recommends a vote "FOR" the ratification of KPMG LLP as Cimarex's independent auditors for 2010.

See Independent Registered Public Accountants for information regarding auditor fees and services and the Audit Committee Report.

CORPORATE GOVERNANCE

Prudent corporate governance is critical for the trust and confidence of stockholders, employees, suppliers and business partners. Cimarex corporate governance is based on high ethical standards and the awareness that our actions must be based on the best interests of the stockholders.

Independence of Board Members

Our Corporate Governance Guidelines require that a majority of our Board of Directors be independent as defined by applicable laws, rules, regulations and listing standards. We comply with the criteria for independence established by the New York Stock Exchange (NYSE) listing requirements and other governing laws and regulations. Based upon NYSE standards, all Board members are independent except the Chairman of the Board, who is also our Chief Executive Officer and President.

Our Board annually reviews the status of each director to confirm that the director meets the independence standards. If any relationship exists that is not covered by these standards, the Board determines whether the relationship is material and whether the director should be deemed independent. The Board may determine independence if it finds that the director is independent of management and free from any relationship that would interfere with the director's independent judgment.

Our Code of Business Conduct includes provisions pertaining to conflicts of interest. The Code provides that no relationship involving a director that is disclosed to and affirmatively determined by the Board of Directors to be immaterial shall be a conflict of interest within the meaning of the Code.

Applying our Corporate Governance Guidelines and our Code of Business Conduct, the Board has affirmatively determined that each of our current directors, with the exception of our Chairman and Chief Executive Officer, F. H. Merelli, has no material relationship with us that would interfere with the exercise of independent judgment and, therefore, is independent under our Corporate Governance Guidelines, Code of Business Conduct and the listing standards of the NYSE. Our Audit, Compensation and Governance, and Nominating Committees are comprised entirely of independent directors.

Meetings and Executive Sessions of the Board of Directors and its Committees

During 2009, our Board of Directors held four meetings. Our Board has Audit, Compensation and Governance, and Nominating Committees. During 2009, the Audit Committee met eight times and the Compensation and Governance Committee met five times. The Nominating Committee met once in 2009. Each director attended at least 75 percent of the Board meetings and the meetings of each committee on which he served.

The independent members of the Board and its Committees meet at each in-person meeting in executive session. The purpose of these executive sessions is to promote open and candid discussion among the independent directors. During 2009 the independent directors met four times in executive session, the independent members of the Audit Committee met in executive session four times, and the independent members of the Compensation and Governance Committee met in executive session four times.

Each year the directors select a lead director to preside over Board executive sessions. Mr. Sullivan currently serves as lead director. During the February 25, 2010 executive session, the independent directors determined to elect a lead director at the May 2010 meeting. The Nominating Committee will present one or more nominations to the directors at the May meeting for consideration.

Director Attendance at the Annual Meeting

The Board encourages all directors to attend the Annual Meeting, and all of our directors except Mr. Sullivan, who was out of the country at the time of the Annual Meeting, attended our 2009 Annual Meeting.

Board Committees

The Board of Directors has established three standing committees to assist in carrying out its duties: the Audit Committee, the Compensation and Governance Committee and the Nominating Committee. Each committee has adopted a charter that complies with the corporate governance rules adopted by the SEC and the NYSE listing standards.

Audit Committee

Members	Functions of Committee
Monroe W. Robertson, Chairman†	• Appoints independent auditors
Harold R. Logan, Jr.† Paul D. Holleman	• Approves nature and scope of services of independent auditors and reviews range of fees for such services
Michael J. Sullivan	• Oversees Cimarex's internal audit function
†Financial Expert	• Reviews qualification and independence of auditors
• Monitors integrity of Cimarex's financial statements
• Monitors compliance with legal and regulatory requirements
• Risk oversight

The Audit Committee consists of four directors who meet the NYSE standards of independence and financial literacy. The chairman and one other member of the Committee qualify as a "financial expert" as defined by the SEC. No Audit Committee member serves on more than three audit committees of public companies, including Cimarex's Audit Committee. Cimarex maintains an internal audit department to provide management and the Audit Committee with ongoing assessments of Cimarex's system of internal controls.

Cimarex's independent auditor reports directly to the Audit Committee. The Audit Committee provides an open avenue of communication between the internal auditors, the independent auditor and the Board. Interested parties may contact the Audit Committee members by following the process outlined under Process for Communication with the Board in this Corporate Governance section.

 Compensation and Governance Committee

Members	Functions of Committee
L. Paul Teague, Chairman	Compensation Functions
Jerry Box Hans Helmerich	• Recommends CEO and executive officer cash compensation for approval by Board
David A. Hentschel	• Recommends director compensation for approval by Board
• Reviews and recommends to the Board for approval the Compensation Discussion and Analysis disclosure
• Determines amount and terms of equity awards
• Reviews and approves long-term incentive plans
• Reviews relationship of compensation to risk
Governance Functions
• Oversees evaluation of performance of the Board, its committees and the CEO
• Oversees corporate governance
• Develops plans for managerial succession

The Committee consists of four independent directors. All of the Committee members have extensive executive experience in administering compensation for oil and gas exploration and production companies.

Compensation Functions. The Committee establishes and administers our executive compensation program. The Committee approves equity awards and recommends for approval by the independent directors cash compensation to be paid or delivered to the CEO and the other executive officers named in the Summary Compensation Table in this proxy statement (referred to throughout this document as the "NEOs"). The outside directors (as defined by Internal Revenue Code (IRC) §162(m)) of the Committee approve performance standards for the plans.

The Committee uses the services of a compensation consultant for research and advice regarding the form and amount of executive and director compensation. Our Vice President of Human Resources also reviews and analyzes the compensation practices of peer group companies and presents this information to the Committee. The CEO communicates with the Committee regarding performance of the NEOs and makes recommendations regarding base salary, annual cash incentive awards and long-term equity incentive awards (see Compensation Discussion and Analysis).

The Committee's compensation consultant performs executive compensation services only at the request of the Committee and does not perform services for management. In 2009, the Committee engaged Longnecker & Associates as its compensation consultant.

Compensation and Governance Committee Interlocks and Insider Participation. Hans Helmerich, a member of the Committee, was an executive officer of Cimarex from February 14, 2002 until September 30, 2002. Cimarex was formed on February 14, 2002 as a wholly owned subsidiary of Helmerich & Payne, Inc. for the purpose of facilitating the spinoff by Helmerich & Payne of its oil and gas exploration and production business. Cimarex became a publicly-held company on September 30, 2002, at which time Mr. Helmerich resigned as an executive officer.

Governance Functions. The Committee develops and recommends to the Board corporate governance principles. The Committee oversees the process of annual performance evaluations for the Board and each committee, reviews and makes recommendations regarding Cimarex's Corporate Governance Guidelines and provides recommendations regarding director education programs.

 Nominating Committee

Members	Functions of Committee
Michael J. Sullivan, Chairman Jerry Box Hans Helmerich David A. Hentschel Paul D. Holleman Harold R. Logan, Jr. Monroe W. Robertson L. Paul Teague

•       Determines desired board skills and attributes

•       Recommends candidates to serve on the Board and to stand for election at annual meeting of stockholders or to fill vacancy occurring between meetings

•       Recommends Committee appointments

•       Sole authority to retain and terminate any search firm to identify director candidates

The Nominating Committee is comprised of all independent directors. The Committee identifies and reviews the qualifications of candidates for Board membership and determines the desired qualifications, including judgment, skill, experiences with businesses and other organizations of comparable size, the interplay of the candidate's experiences with the experience of other directors and the extent to which the candidate would be a desirable addition to the Board and any of its committees. In December 2009, we amended our Nominating Committee charter to include specifically in the list of desirable attributes sought in our Board composition diversity of gender and ethnic background. In considering candidates for future openings on our Board, we expect to search for and consider candidates who meet the qualifications set out in the Nominating Committee charter.

Each director nominee is evaluated on individual merit, experience and potential to contribute to the effectiveness of the Board. Although all the current directors have extensive oil and gas experience, either as company executives or attorneys, their experience is with companies with widely different operating strategies. This diversity and depth of experience provides our Board with an important capacity to execute its duty of oversight and guidance.

The Committee will consider nominees recommended by stockholders. For the 2010 Annual Meeting, the Committee did not receive nominations from any stockholder prior to the deadline for stockholder nominations. Stockholders who wish to nominate persons for election as directors at the 2011 Annual Meeting must submit a timely written notice complying with Cimarex's Bylaws to Corporate Secretary, Cimarex Energy Co., 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203-4518, facsimile (303) 295-3494. To be timely, the stockholder's written notice must be received between February 8, 2011 and February 18, 2011. If the 2011 Annual Meeting is held more than 30 days before or after May 19, 2011, the written notice must be received no later than the close of business on the tenth day following the day on which the notice of the date of the 2011 Annual Meeting was mailed or public disclosure of the date of the Annual Meeting was made, whichever first occurs.

 Board Leadership Structure

As specified in our Bylaws, our Chief Executive Officer also serves as our Chairman of the Board. We also have a Lead Director, who is chosen annually from our independent directors. The functions of the Chairman of the Board and the Lead Director are set out below:

Duties and Responsibilities of Chairman of the Board	Duties and Responsibilities of Lead Director
Preside over Board meetings	Preside over executive sessions of the Board
Call special meetings of the Board	Act as Chairman of the Nominating Committee
Approve agenda for Board meetings	Serve as liaison between the Chairman of the Board and the other Board members
Preside over stockholder meetings
Facilitate and participate in formal and informal communications with and among directors

The Board considers the combination of the roles of Chairman of the Board and Chief Executive Officer an efficient and effective way to conduct the Board's business. The Board also believes that the combined role of the Chairman of the Board and Chief Executive Officer, together with an independent lead director having the duties described above, serve the interests of our stockholders because this structure provides an appropriate balance between strategy development and independent oversight of management.

F. H. Merelli has served as Cimarex's Chief Executive Officer and Chairman of the Board since our inception in September 2002. He brings to the position of Chairman of the Board considerable knowledge and experience gained through his position as Chief Executive Officer. This allows him to focus the activities of the Board on matters most relevant to the success of Cimarex.

Our board structure is designed to avoid any undue influence by the CEO on the Board. The Compensation and Governance Committee, which recommends the compensation of the CEO to the full Board and makes grants to the CEO under our long-term incentive program, is comprised entirely of independent directors. When the Board acts on the Compensation and Governance Committee's recommendation for compensation of the CEO, it acts without the CEO being present. The Board meets in executive session from time-to-time without the CEO present. During 2009, four executive sessions were held. During those sessions, the independent Board members are able to freely critique the performance of the CEO and Cimarex's other officers.

The substantial experience and background of our independent Board members ensure their active and knowledgeable involvement in Board matters. This involvement, and the presence and involvement of our Lead Director, provide the Board with a strong independent point of view.

Risk Oversight

The Board of Directors has overall responsibility for risk oversight for Cimarex. Management provides the Board with overviews of Cimarex's operations, financial results and other aspects of its business at quarterly meetings. Significant strategic considerations, such as material acquisitions or mergers, are brought to the Board for deliberation and, as appropriate, decisions.

As required by the New York Stock Exchange, in addition to its specific responsibilities with respect to Cimarex's financial statements and reporting, the Audit Committee is involved in considering Cimarex's policies and guidelines that govern the process by which Cimarex's exposure to risk is assessed and managed. This responsibility has been further delineated in a recent revision to the Audit Committee's charter that provides for the Audit Committee to discuss with management and report to the Board with respect to:

  •
  the processes Cimarex has taken to mitigate corporate risks;

  •
  the guidelines and processes pertaining to financial risk assessment;

  •
  the steps management has taken to measure, monitor and control such financial risk exposures; and

  •
  management's conclusion as to the effectiveness of the guidelines and processes utilized to mitigate such corporate and financial risks and exposures.

Cimarex's Compensation and Governance Committee reviews the compensation policies and practices of Cimarex for its executive and non-executive employees to determine whether the policies and practices encourage excessive risk taking among the affected employees and reports its findings to the Board.

Board/Committee Evaluations

During 2009, the Board of Directors and each Committee participated in a self-assessment or evaluation of the effectiveness of the Board and its Committees.

Director Education

Cimarex encourages director participation in seminars and conferences and other opportunities for director education. In 2008, a majority of our directors attended an educational program designed by National Association of Corporate Directors, a nationally recognized board educational organization. A director education program has been scheduled for May 18, 2010. We subscribe to and make available to our Committee members various informational and educational newsletters and online services.

Service on Boards of Other Public Companies

Cimarex does not prevent directors from simultaneously serving on other public company boards. Our Corporate Governance Guidelines recommend that (i) the CEO serve on the board of no more than three public companies, including Cimarex, and (ii) all other directors serve on the board of no more than five public companies, including Cimarex. All directors comply with this guideline.

Director and Management Stock Ownership

The Corporate Governance Guidelines provide that each independent director is expected to own Cimarex stock in an amount equal to three times his annual Board cash retainer, the CEO is expected to own stock in an amount equal to five times his annual base salary, and each executive officer who reports to the CEO is expected to own stock in an amount equal to three times his annual base salary. Restricted stock, restricted stock units, deferred compensation units and performance awards are counted in calculating ownership, but shares subject to options are not counted.

Corporate Governance Guidelines and Code of Ethics

The Corporate Governance Guidelines address matters such as qualifications of directors, standards for independence of directors, election of directors, responsibilities of directors, limitation of service on other public company boards, number and structure of Board committees, conduct and frequency of

Board and committee meetings, Board evaluation, management succession, director access to management, counsel and advisors, and board orientation and education. The Board of Directors, both directly or through the Compensation and Governance Committee, reviews and revises as necessary the Corporate Governance Guidelines.

Cimarex has adopted a code of ethics known as the "Code of Business Conduct," that applies to all directors, officers and employees. The Code of Business Conduct is a guideline that promotes honest and ethical conduct, maintains a corporate climate in which integrity and dignity of each individual is valued, assures compliance with laws and assures proper use of Cimarex's assets. Cimarex will post on its website all waivers to or amendments to its Code of Business Conduct that are required to be disclosed by applicable law and rules of the NYSE listing standards. Currently, Cimarex does not have nor does it anticipate any waivers to or amendments of its Code of Business Conduct.

Web Access

Cimarex provides access through its website (www.cimarex.com) to the following information:

  •
  Audit, Compensation and Governance, and Nominating Committee charters

  •
  Corporate Governance Guidelines

  •
  Code of Business Conduct

  •
  Complaint and Reporting Procedures

  •
  Section 16 reports

  •
  Biographical information about our directors and executive officers

Process for Communication with the Board

Interested parties may communicate with our Board by mail directed to our Corporate Secretary or by calling our Confidential Hotline (1-866-519-1898). All communications will be forwarded to the Lead Director for his review. The Lead Director may take any action deemed appropriate or necessary, including retaining independent or outside counsel, accountants or other advisors. No adverse action will be taken against any individual making any such communication to the Lead Director.

DIRECTOR COMPENSATION

Overview

Our director compensation program is designed to attract and retain individuals who possess the desired board skills and attributes, taking into account all factors including, without limitation, judgment, skill, experiences with businesses and other organizations of comparable size, the interplay of the experiences with the experience of other directors, and diversity of gender and ethnic background. Director compensation is only paid to non-employee directors.

Our Compensation and Governance Committee ("Compensation Committee" or "Committee") administers our director compensation program. Director compensation is designed to be near the 50th percentile of that paid by comparable public oil and gas companies with similar market capitalization and revenue. We use the same group of companies in reviewing director compensation as we use in reviewing executive base salary and total compensation. See 2009 Compensation Peer Group under Compensation Discussion and Analysis for a list of the companies and the methodology followed in selecting the companies.

 Determination of Director Compensation

Our Committee is sensitive to the potential for a perceived conflict of interest in setting director compensation. To minimize the potential for a perceived conflict of interest, the Committee uses a compensation consultant to evaluate and recommend director compensation. In 2009, the Committee engaged Longnecker & Associates to review director compensation.

Within general guidelines provided by the Committee, the compensation consultant reviews director compensation each year and recommends appropriate changes. The review of director compensation is principally based on public information about comparison group compensation.

The Committee, after reviewing the consultant's recommendations with the CEO and Vice President of Human Resources, recommends director compensation for Board consideration and approval at the annual May board meeting. Director compensation is determined and paid for the 12-month period beginning with the date of Cimarex's Annual Meeting and ending on the following Annual Meeting date.

Director Compensation

To align the interest of stockholders and our directors, total annual director compensation consists of approximately two-thirds equity awards and one-third cash retainer. The following represents the annual retainer and fee structure set at the 2008 annual meeting.

Equity Retainer	$135,000
Annual Cash Retainer	$50,000
Committee Chair	$18,750
Attendance at Board Meeting	$1,800
Attendance at Committee Meeting	$1,500
Lead Director per Meeting Fee	$1,500

The equity retainer is in the form of restricted stock that vests over three years in one-third increments. Directors annually receive a number of shares of restricted stock based on a fixed cash value, currently $135,000. The number of shares is determined by dividing $135,000 by the average of the highest and lowest prices of Cimarex stock on the date of grant.

Based upon data published in 2009 reporting 2008 director compensation, in February 2009 the Committee determined that director total compensation is near the 50th percentile of that paid by companies in the 2009 Compensation Peer Group, and no changes were made in 2009 to director compensation.

We reimburse directors for reasonable transportation and accommodation expenses to attend Board and committee meetings. In lieu of reimbursement of travel expenses, some directors may occasionally travel to or from Board and Committee meetings on the Cimarex aircraft.

 2009 Director Compensation

The following table sets forth compensation paid in 2009 to all individuals who served as non-employee directors in 2009.

Name	Annual Cash Retainer and Meeting Fees(1)	Stock Awards(2)(3)	Total
Jerry Box	$68,300	$135,000	$203,300
Hans Helmerich	$68,300	$135,000	$203,300
David A. Hentschel	$68,300	$135,000	$203,300
Paul D. Holleman	$69,500	$135,000	$204,500
Harold R. Logan, Jr.	$66,200	$135,000	$201,200
Monroe W. Robertson	$91,550	$135,000	$226,550
Michael J. Sullivan	$75,500	$135,000	$210,500
L. Paul Teague	$87,050	$135,000	$222,050
(1)
Represents fees earned for services as a director during 2009, including the annual cash retainer fee, Board and Committee meeting attendance fees, chairmanship fees and lead director fee.

(2)
Represents the grant date fair value of the 4,280 shares of restricted stock granted to each of the named directors in 2009.

(3)
The following table discloses the aggregate number of stock awards and option awards outstanding at December 31, 2009.

Director	Stock Awards		Option Awards
Jerry Box	6,422		0
Hans Helmerich	13,118	*	10,000
David A. Hentschel	6,422		10,000
Paul D. Holleman	6.422		20,000
Harold R. Logan, Jr.	4,280		0
Monroe W. Robertson	6,422		0
Michael J. Sullivan	7,249	**	10,000
L. Paul Teague	6,422		10,000
*
Mr. Helmerich's holdings include 8,838 deferred compensation units.

**
Mr. Sullivan's holdings include 2,969 deferred compensation units.

Deferred Compensation Plan for Non-Employee Directors

In May 2004, we adopted a deferred compensation plan for non-employee directors. The plan provides that a director may defer all or any portion of his compensation paid in cash or restricted stock for services as a director. In addition, a director may elect to defer accelerated vesting of restricted stock.

All deferred cash amounts earn interest through the date paid. The rate of interest earned for a calendar quarter is based on the average 10-year U.S. Treasury note rate for the immediately preceding calendar quarter, plus one percent. Cash dividends are paid on deferred compensation units.

Deferred compensation is distributed on the date specified by the director in his election. Upon a "change of control" within the meaning of Internal Revenue Code Section 409A, all account balances will be fully vested and paid in a single lump sum within 30 days. The definition of a change-in-control event is the same as the definition under the Cimarex 2002 Stock Incentive Plan. See Potential Payments upon Change in Control or Termination.

Acceleration of Vesting of Awards

The agreements granting stock and option awards to the directors provide for acceleration of vesting in the event of death, disability or a change-in-control event, as defined in the 2002 Stock Incentive Plan. The 2002 Stock Incentive Plan also grants the Compensation and Governance Committee the authority to accelerate the vesting or payment of an award.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Our principal business objective is to profitably grow our proved reserves and production for the long-term benefit of our investors. The executive compensation program is designed to retain the experienced professionals that we need to attain our business objectives and to align their interests with our stockholders.

Background

The Compensation and Governance Committee ("Committee") considers Cimarex performance as an integral part of its compensation decisions. In making decisions regarding 2009 executive compensation, the Committee was mindful of the following economic and operational highlights. During the latter half of 2008 and continuing into 2009, the oil and gas industry experienced unforeseen decreases in commodity prices, lagging service cost adjustments, credit availability concerns and difficulty in forecasting cash flow. During 2009, Cimarex was successful in effectively reducing its capital expenditure program, transforming the focus of its exploration program, redirecting its capital and renegotiating its bank line of credit. Despite continuing weaknesses in natural gas prices, Cimarex experienced significant success in its Gulf Coast exploration program, continued to successfully develop its Mid-Continent Cana prospects and experienced good results in its Permian Basin region. Even though exploration and development expenditures during 2009 were $524 million versus $1.4 billion during 2008, proved reserves increased 15% year-over-year, and average daily 2010 production is expected to exceed average daily 2009 production by 20%. During 2009, Cimarex reduced its bank debt from $220 million to $25 million. Cimarex was able to effectively transform and retool its operations in 2009 due to the performance and efforts of its executives and their teams.

Objectives of our Executive Compensation Program

Our program provides a competitive compensation package, promotes our pay-for-performance philosophy and aligns the interests of our executives and stockholders by:

  •
  Offering competitive compensation.  We pay a base salary and total compensation that are competitive to ensure we attract and retain highly qualified talent.

  •
  Rewarding company performance.  We align our annual cash incentive awards with company performance. Our program design does not include specified individual personal performance objectives.

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  Aligning the interests of our executives with those of our stockholders.  Our long-term equity incentive awards are designed to promote retention, encourage executive stock ownership and reward executives for above-average relative stock price performance.

Principal Elements of Executive Compensation

Our executive compensation program focuses on three principal elements:

  •
  Base salary

  •
  Annual cash incentive awards

  •
  Long-term equity incentive awards

We do not consider benefits under our 401(k) defined contribution plan, non-qualified supplemental savings plan, perquisites or post-termination benefits as principal elements of our executive compensation program. See Other Compensation and Potential Payments upon Change in Control or Termination for more discussion regarding these benefits and why they are not a material part of executive compensation decisions. We do not specifically allocate a fixed portion of compensation between cash and equity-based compensation or between annual and long-term incentive compensation. We do not currently have a policy for recovery of performance-based compensation if we were required to restate our financial statements. The Committee annually reviews the elements of its executive compensation program to ensure that they continue to provide appropriate incentives to executives in Cimarex's economic environment.

How We Make Compensation Decisions

Philosophy

The Committee believes that executive interests should be aligned with stockholder interests; executive compensation should be structured to provide appropriate incentives and reasonable rewards for the contributions made and performance achieved; and a competitive compensation program is important to retain Cimarex's experienced, talented executives.

Design Principles

Cimarex's compensation programs are designed to adhere to the following principles:

  •
  a majority of total compensation should be in the form of equity compensation;

  •
  a meaningful portion of total compensation should be tied to achievement of goals and objectives related to Cimarex's financial and operating performance;

  •
  a significiant component of performance-based compensation should relate to long-term relative performance measures that emphasize an increase in stockholder value over time;

  •
  executives should hold substantial equity ownership;

  •
  to encourage retention, a substantial portion of compensation should be forfeitable upon voluntary termination; and

  •
  executives should be motivated to contribute as team members to Cimarex's overall success, as opposed to merely achieving specific individual objectives.

Resources and Other Considerations Used in the Compensation Decision-Making Process

The Committee utilizes various resources in reviewing elements of executive compensation and making compensation decisions. The Committee develops the overall philosophy, objectives, structure and pay guidelines.

Compensation Consultant. The Committee uses the services of an outside consultant, Longnecker & Associates, to help carry out its responsibilities, especially in the area of program design and determination of compensation levels. Longnecker does not perform services for management. During 2009, the Committee engaged Longnecker & Associates to provide the following services:

  •
  Review existing executive compensation programs including total direct compensation comprised of base salary, annual incentive and long-term incentive compensation, assess competitiveness of executive compensation and provide conclusions and recommendations.

  •
  Determine market competitive board of director compensation levels and develop suggestions and alternatives for consideration.

Benchmarking. We use comparison group information as a resource in reviewing and making annual base salary determinations and long-term equity incentive awards and as a point of reference when reviewing total compensation. Generally, we target executive base salaries and long-term incentive awards at the 75th percentile when compared to executives holding similar positions with companies in our compensation peer group. We also use the 75th percentile as a point of reference in reviewing total compensation.

Peer Groups

Our base salary, long-term equity and total compensation peer group ("Compensation Peer Group") consists of companies in our industry with market capitalization and revenue similar to ours. Each year the Committee, with the assistance of its compensation consultant, reviews the Compensation Peer Group. Our 2009 Compensation Peer Group was comprised of:

2009 Compensation Peer Group

Cabot Oil & Gas Corp.	Pioneer Natural Resources Co.
Denbury Resources Inc.	Quicksilver Resources Corp.
EXCO Resources, Inc.	Range Resources Corp.
Newfield Exploration Co.	Southwestern Energy Co.
Noble Energy, Inc.	St. Mary Land & Exploration Co.
Petrohawk Energy Corporation	Whiting Petroleum Corp.

We use a second comparison group to determine our relative stock price performance in determining the number of shares of performance awards to be awarded to our CEO and NEOs ("Stock Performance Peer Group"). The Stock Performance Peer Group is comprised of companies listed on the S&P 400 Oil and Gas Exploration index and the S&P 500 Oil and Gas Exploration index. Cimarex is one of the companies listed in the S&P 400 Oil and Gas Exploration index.

The peer companies applicable for calculating relative stock price performance for the performance awards made in 2009 and 2010 consisted of:

2009-2010 Stock Performance Peer Group

S&P 400 Oil and Gas Exploration Index:	S&P 500 Oil and Gas Exploration Index:
Bill Barrett Corp.	Anadarko Petroleum Corp.
Comstock Resources Inc.	Apache Corp.
Denbury Resources Inc.	Cabot Oil & Gas Corp.
Encore Acquisition Co.	Chesapeake Energy Corp.
Forest Oil Corp.	Devon Energy Corp.
Mariner Energy Inc.	EOG Resources Inc.
Newfield Exploration Co.	Noble Energy Inc.
Plains Exploration & Production Co.	Pioneer Natural Resources Co.
Quicksilver Resources Corp.	Range Resources Corp.
Southwestern Energy Co.
XTO Energy Inc.

Total Compensation and Internal Pay Equity. Each time the Committee reviews an element of compensation, the Committee is provided with total compensation data. In addition, the Committee periodically reviews total executive compensation and the relationship of the CEO's compensation to the compensation of the other NEOs.

The purpose of our internal pay equity guidelines is to ensure that the use of comparisons to assist the Company in establishing competitive pay levels do not result in excessive pay for the CEO relative to other officers. Our internal pay equity guidelines provide that the CEO's base salary should not be more than three times the base salary of the next highest compensated NEO, and the CEO's cash incentive award should not be more than three times the cash incentive award of the next highest cash incentive award. Our Board must approve any deviation from these guidelines. For 2009, our CEO's base salary and annual cash incentive award were consistent with our internal pay equity guidelines.

Role of CEO and Other Executive Officers in Determining Executive Compensation. Our CEO plays a significant role in the executive compensation decision-making process. Because the CEO has close day-to-day association with the other NEOs and operation of Cimarex, the Committee considers the CEO's involvement essential. The CEO provides the Committee with an oral annual assessment of Cimarex's overall financial and operational performance. He evaluates individual NEO performance and recommends base salary adjustments, annual cash incentive awards and long-term equity incentive awards. The CEO considers subjective factors that may include scope of responsibility, contribution to company performance, technical competence, managerial skills, and advancement potential. The Committee has discretion to accept, reject or modify the CEO's recommendations. Our Vice President of Human Resources regularly provides survey and data analysis regarding executive compensation and assists the Committee with the design and implementation of our executive compensation program.

Other Considerations. In addition to the above resources, the Committee relies upon its collective judgment and considers length of service and subjective information including experience, consistent performance and available competitive alternatives for our executive officers.

Stock Ownership Guidelines. Our Corporate Governance Guidelines provide that our CEO maintain stock ownership of five times his base salary and that each other executive officer maintain stock ownership of three times his base salary. Our CEO and each executive officer exceeds these guidelines.

Regulatory Requirements. Cimarex and the Committee carefully review and take into account current tax, accounting and securities regulations as they relate to the design of the executive compensation programs.

Section 162(m). Section 162(m) of the Internal Revenue Code (IRC) limits the amount of compensation that Cimarex may deduct on its federal income tax return for compensation paid to certain executive officers to no more than $1 million per year. This limitation does not apply to "qualified performance based" compensation as defined under the federal tax laws if the performance goals are approved by the stockholders and other requirements for deductibility are met.

At our 2006 Annual Meeting, our stockholders approved performance goals for our restricted stock awards to enable performance-based restricted stock awards to qualify for the exemptions from the deduction limit, provided the other requirements are satisfied. At its December 2009 meeting, the Committee approved an increase in the maximum number of shares that may be awarded annually to each executive. Because the maximum number of shares that may be issued under the performance-based plan is a material term of the performance goals, in order for the performance-based awards to continue to qualify for the exemptions from the deduction limit, we are requesting that the stockholders approve the performance goals as revised to include an increase in the maximum number of shares that may be issued under the performance awards.

The Compensation Committee attempts to preserve the deductibility of compensation paid to executive officers but does not limit executive compensation to amounts deductible under Section 162(m).

Section 409A. Section 409A of the IRC provides that all amounts deferred under a non-qualified deferred compensation plan are currently included in gross income, to the extent not subject to a substantial risk of forfeiture and not previously included in gross income, unless certain requirements are met. We have designed or amended our plans and programs with the intent to make them exempt from Section 409A or, if subject to Section 409A, to be in compliance with applicable regulations to properly allow deferral.

Elements of Total Executive Compensation

Our executive compensation program includes the elements that are described in the tables below. We believe that a majority of executive compensation should be performance-based, but we do not have a specific formula that dictates the overall weighting of each element as a part of total compensation. The Committee determines total compensation based on a review of competitive compensation data, consistency with our overall compensation philosophy and its judgment as a committee.

The table below identifies each element of direct compensation and the primary purpose for using each element. The level of each element of direct compensation is generally targeted at the 75th percentile of our industry peer group. When making decisions on each of these elements, the Committee takes into consideration the multiple factors discussed above in "How We Make Compensation Decisions."

Compensation Element	Primary Purposes
Fixed Base Salary	• Provides a fixed level of income to compensate executives for their level of responsibility, relative expertise and experience

Variable/Performance-Based Performance Awards of Restricted Stock	• Recognizes Cimarex's relative total shareholder return compared to its industry peer group
• Aligns the interests of executives with our stockholders by emphasizing stock price appreciation
• Provides a forfeitable ownership stake to encourage executive retention

Annual Cash Incentive	• Rewards executives for achieving short-term objectives aligned with value creation

The following is a discussion of each element and the specific actions taken by the Committee in 2009 related to each element. Each of these elements is reviewed on an annual basis, and may be reviewed upon the occurrence of a significant event or a change in market conditions. The same design principles and factors are applied in a consistent manner to all named executive officers. Material differences in the amount of compensation generally reflects the differences in the individual responsibility and experience of each officer and the differences in the amounts of compensation paid to officers in comparable positions in our industry peer group.

Base Salary

Our goal is to pay base salaries that are competitive with those paid for similar executive positions by other companies in our Compensation Peer Group. See Benchmarking above for a list of the companies in our 2009 Compensation Peer Group.

The Committee's consultant compiles comparative salary data for presentation to the Compensation Committee. In May of each year, the Committee recommends to the independent members of the Board for their approval base salary adjustments to be effective on June 1.

The Compensation Peer Group data is historical and is obtained from information in publicly-filed proxy statements and surveys. We analyze positions in companies in the Compensation Peer Group that have responsibilities similar to each of Cimarex's executive positions. We also use compensation rank order as part of the analysis. Because the data is about twelve months old at the time it is available, we also ask the consultant to adjust the data to estimate current compensation for the Compensation Peer Group companies.

While the comparison market data provides guidance in making decisions on base salary adjustments, the Committee does not set compensation based on market data alone. The Committee also considers the CEO's recommendations and a subjective evaluation of other data such as length of service, experience, consistent performance and available competitive alternatives for our executive officers.

In May 2009, the Committee's compensation consultant provided the Committee with a comparison of the CEO's and the other NEOs' base salary in comparison to the market (using companies in the Compensation Peer Group). Cimarex's base salary philosophy is to compensate its executives at the market 75th percentile. Based upon the compensation consultant's analysis and management's analysis of compensation surveys, the Committee concluded that the base salaries of the executives were at or near the 75th percentile, which aligns with the base salary philosophy to remain competitive with other companies in the Compensation Peer Group. In addition, the consultant indicated that due to the uncertain economics of the industry, it would be difficult to project competitors' 2009 base salary decisions. Therefore, the Committee determined that no changes would be made in 2009 to the base salaries of our executive officers.

Annual Cash Incentive Awards

The annual cash incentive awards paid to each of the named executive officers on March 1, 2010 for services performed in 2009 are shown in the table below and are reflected in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.

Name	Cash Incentive Award	% of Base Salary
F. H. Merelli	$1,700,000	200%
Paul Korus	$630,000	150%
Thomas E. Jorden	$936,000	200%
Joseph R. Albi	$862,000	200%
Stephen P. Bell	$535,500	150%

At its February 2009 meeting, the Committee determined that, due to volatile and decreasing oil and gas prices, lagging field service cost adjustments, credit availability concerns and the difficulty of accurately forecasting cash flow, the previously adopted formula for calculating the pool for distribution of annual cash incentive awards would not accurately measure the economic and operational performance of Cimarex for 2009. The Board, upon the Committee's recommendation, approved a more flexible awards program based upon an end-of-the-year assessment that would include industry conditions, relative stock performance compared to peer companies, cash flow, the competitive environment, reserve replacement, oil and gas production changes, cost control and management of expenses, personnel safety record and environmental and regulatory compliance. While the Committee determined not to use a formulaic calculation, the Committee elected to continue to (i) target the cash incentive awards at 100% of the CEO's base salary and 100% of the aggregate annualized base salaries of the other executives eligible for awards, (ii) limit the maximum amount of the CEO's cash incentive award to 200% of his year-end annualized base salary and (iii) provide for no minimum award, i.e., the award can be zero. At the same meeting, the Committee increased the maximum amount of cash incentive awards from 150% to 200% of the aggregate year-end annualized base salaries of the executives (other than the CEO) eligible for awards.

At its February 2010 meeting, the Committee reviewed the following information in its deliberation on the 2009 annual cash incentive awards:

  •
  Cash flow from operations

  •
  Change (increase/decrease) in production

  •
  Change (increase/decrease) in reserves

  •
  Relative total shareholder return for the period 12/31/2008 through 12/31/2009

  •
  Acquisitions and divestitures

  •
  Net income

  •
  Exploration Management System (rate of return) results

  •
  Base property production compared to plan

  •
  Significant actions taken that created a "step-change" in Cimarex's overall condition

  •
  Safety

The following were primary factors that influenced the Committee's final awards decision:

  •
  Despite a reduction in exploration and development expenditures from $1.4 billion in 2008 to $524 million in 2009, Cimarex's average daily 2009 production declined only 5% compared to 2008, and average daily 2010 production is expected to exceed average daily 2009 production by 20%.

  •
  Cimarex's reserves increased by 15%; 312 Bcfe (billion cubic feet equivalent) of proved reserves were added from extensions, discoveries and improved recovery, replacing 185% of production.

  •
  Drilling costs were reduced, and well performance was improved.

  •
  Cimarex's Total Shareholder Return was in the 80th percentile when compared to companies in its 2009-2010 Compensation Peer Group.

  •
  Borrowings outstanding were reduced by $195 million, with a new debt to total capitalization rate of 16%.

In determining individual awards, the Committee considered the significant contributions by the executive officers in the following 2009 accomplishments: (i) a 15% increase in reserves; (ii) refocus of the exploration program resulting in achieving excellent economic results with significantly less capital; (iii) reduction in drilling costs and improvement in well performance; (iv) stable production during 2009 at a time of decreased commodity prices resulting in a significant reduction in the employment of drilling rigs, (v) significant production increases during the fourth-quarter of 2009 setting up substantial 2010 production increases; (vi) successful refinancing of bank debt in a difficult lending market, hedging production in a volatile commodity market and maintaining cash flow to permit continued capital investment, (vii) prudent litigation management, (viii) acquisitions of properties that enhanced core operational areas, and (ix) divestiture of properties with high economic burdens permitting economic savings that could be used to enhance capital investment.

Long-Term Equity Incentive Awards

Cimarex grants to the CEO and the other NEOs annual performance awards of restricted stock. Since the inception of the long-term equity incentive program in 2006, Cimarex has taken a "team based" approach to long-term incentive awards made to its executives. Currently the executives are divided into three tiers, with the CEO in tier 1, the other NEOs in tier 2, and the remaining executives in tier 3. Each executive officer in a tier receives an equal number of performance awards.

Each award is subject to three-year time-of-service vesting. The number of shares that vest is based on our relative stock price performance and ranges from 50% to 100% of the award. For the awards granted in January 2009 and January 2010, the stock performance peer group consisted of companies in the S&P 400 and 500 Oil and Gas Exploration Indices. See "Peer Groups" above for a list of the companies in this Stock Performance Peer Group.

The Committee determines relative stock price performance by calculating the percentage difference between the average per share closing price for shares of Cimarex and each company in our Stock Performance Peer Group for the 30 trading days preceding the first day of the year of the grant and the 30 trading days preceding the last day of the year immediately preceding the third anniversary of the grant. The Committee ranks Cimarex and calculates its relative performance percentile. If our relative stock price performance is 25% or less, 50% of the award vests. For each relative stock price performance percentile increase above 25%, an additional 1% of the award vests. The following table presents an example of various performance percentiles and the percentage of the total award earned:

Performance Percentile	75% & above	60%	50%	40%	25% & less
Payout as % of Target	100%	85%	75%	65%	50%

The below example (based upon an actual award on January 2, 2007 of 30,000 shares of restricted stock, with a vesting date of January 2, 2010) illustrates the calculation of actual shares earned:

Total Award	Relative TSR Ranking for the Performance Periods	Relative Performance Percentile(1)	Payout %(2)	Actual Shares Earned	Timing of Payout
30,000 shares of restricted stock	4th	71.4%	96%	28,400	Paid after end of three-year vesting period
(1)
Calculated by subtracting Cimarex's absolute rank from the total number of companies in the Stock Performance Peer Group and dividing the result by the total number of companies in the Stock Performance Peer Group. In this example, there were 14 companies in the peer group.

(2)
For each relative stock price percentile increase above 25%, 1% of the award vests.

In December of each year, the Committee recommends the number of shares to be awarded the following year. As part of its determination, the Committee compares our total compensation program with the programs of companies in our peer group. The Committee also considers that one-half of the shares are "at-risk" and are subject to Cimarex's relative stock performance The Committee determines the number of shares to be awarded to the CEO and the number of shares to be awarded to each other executive officer.

At its September 2009 meeting, the Committee reviewed an analysis of the executive long-term equity incentive program prepared by Cimarex's Vice President of Human Resources, together with proposed changes to the program. The analysis indicated that the value of the equity awards were less than the awards paid to executives with comparable positions at peer companies and were below the targeted 75th percentile. At that meeting, the Committee requested that its independent compensation consultant review the analysis and the proposed changes to the program and provide its recommendation at the December meeting. The Committee held two meetings in December for the purpose of reviewing the long-term equity incentive program. Its independent consultant advised the Committee that, based upon the value of the awards at the time of its analysis, the total value of the awards proposed by management for the executive positions were reasonable. The Committee determined to increase the CEO's 2010 annual performance awards from 60,000 shares to 100,000 shares and to increase the 2010 annual awards to the NEOs from 30,000 shares to 50,000 shares. Following deliberations, including conversation with its compensation consultant, the Committee elected to continue the existing long-term equity incentive program, including the "team based" approach.

The following table represents the performance share awards granted to date and the vestings that occurred on January 2, 2009 and 2010:

	Grant Date	Time-Based Vesting	Subject to Relative Stock Performance Vesting	Vesting Date	Total Vested
CEO	1/2006	30,000	30,000	1/2009	40,800	(1)
	1/2007	30,000	30,000	1/2010	57,600	(2)
	1/2008	30,000	30,000	1/2011	0
	1/2009	30,000	30,000	1/2012	0
	1/2010	50,000	50,000	1/2013	0
Each NEO	1/2006	15,000	15,000	1/2009	20,400	(1)
	1/2007	15,000	15,000	1/2010	28,800	(2)
	1/2008	15,000	15,000	1/2011	0
	1/2009	15,000	15,000	1/2012	0
	1/2010	25,000	25,000	1/2013	0
(1)
The Compensation Committee certified the calculation of the number of unrestricted shares of stock to be issued to the CEO and the NEOs. Cimarex's relative stock performance was 8th out of 14 companies in the peer group or the 43rd percentile, resulting in each executive receiving 68% of the award (all of the time-vested portion of the award and 36% of the performance-based portion of the award).

(2)
The Compensation Committee certified the calculation of the number of unrestricted shares of stock to be issued to the CEO and the NEOs. Cimarex's relative stock performance was 4th out of 14 companies in the peer group or the 71st percentile, resulting in each executive receiving 96% of the award (all of the time-vested portion of the award and 92% of the performance-based portion of the award).

When compared with the value of long-term equity awards made to executives during the past three years with comparable positions by companies in the Compensation Peer Group, Cimarex's executive long-term equity awards for the same years were below the targeted 75th percentile.

2002 Restricted Stock Unit and Option Awards. In December 2002 shortly following our September 2002 reorganization as Cimarex Energy Co., we awarded the CEO and NEOs restricted stock units and stock options. These awards were issued to retain executives and promote stock ownership. The restricted stock units fully vested in December 2007, but are not payable in shares until December 2010. The options fully vested in December 2007. If the CEO or any NEO elects to exercise vested options, he must hold until December 6, 2010 one-half of the shares remaining after delivering shares in payment of the exercise price and net taxes due upon exercise.

Other Compensation

We do not consider the following compensation as material elements of our executive compensation program because (i) we provide limited perquisites and (ii) benefits available under our 401(k) plan and supplemental savings plan are also available to non-executive employees.

Perquisites

We provide executive officers with limited perquisites. Perquisites that we do provide include a medical expense reimbursement program, athletic and dining club memberships and a financial planning allowance. In 2009, the total cost of perquisites provided to our CEO and NEOs was $24,980.

 Retirement Benefits

The CEO and other NEOs are eligible to participate in the Cimarex 401(k) defined contribution retirement plan. This plan is open to participation by all Cimarex full-time employees. Under the plan, Cimarex matches dollar-for-dollar employee contributions to the plan up to 7% of the employee's cash compensation, subject to limits imposed by Internal Revenue Service rules. In December 2007 the Board elected to activate the profit-sharing contribution feature under the 401(k) Plan and to determine at each meeting following availability of fiscal year-end financial results the amount, if any, of the profit-sharing contribution.

At the Committee's February 2010 meeting, the Committee recommended and the Board authorized a profit-sharing contribution of 2% of the gross pay of eligible participants under the 401(k) Plan.

Supplemental Savings Plan

We also sponsor a Supplemental Savings Plan, a non-qualified deferred compensation plan that permits participants, including the CEO and other NEOs, to make contributions (and to receive matching contributions) in excess of the Internal Revenue Service limitations. Participants may defer a maximum of 50% of total annual cash compensation. In 2009, Cimarex matched 100% of the participants' contributions up to 7% of the participant's total annual cash compensation.

Each of the CEO and other NEOs are 100% vested in all matching contributions. Contributions are invested in mutual funds available for investment under the Cimarex 401(k) Plan. The officer selects the funds for investment by providing advisory investment direction to Cimarex.

The Committee administers this plan and designates who may participate in the plan. Benefits under the plan are paid upon termination of employment in a cash lump sum or in annual installments over a period not longer than 15 years, as the participant elects. In the event of a change in control, each participant receives a cash lump sum payment of the amount allocated to his/her account as of the last day of the month immediately preceding the date of the change in control. A change in control under the Supplemental Savings Plan is the same as the definition of a "change in control event" in our 2002 Stock Incentive Plan. See Potential Payments upon Termination or Change in Control for a summary of the definition of a "change-in-control event."

Cimarex's matching contributions to the 401(k) Plan and Supplemental Savings Plan are included in footnote 3 to the Summary Compensation Table. Participant and Cimarex contributions to the Supplemental Savings Plan are included in the Nonqualified Deferred Compensation table.

REPORT OF COMPENSATION AND GOVERNANCE COMMITTEE

The Compensation and Governance Committee oversees Cimarex's executive and director compensation program on behalf of the Board of Directors. The Compensation and Governance Committee reviewed and discussed the Compensation Discussion and Analysis report included in this Proxy Statement with management. Based on its review and discussions, the Compensation and Governance Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION AND GOVERNANCE COMMITTEE L. Paul Teague, Chairman Jerry Box Hans Helmerich David A. Hentschel

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table describes 2009, 2008 and 2007 compensation of our Chief Executive Officer ("CEO"), Chief Financial Officer ("CFO") and the three other most highly compensated executive officers (the "Named Executive Officers" or "NEOs"). Only our CEO has an employment agreement. See Potential Payments Upon Change in Control or Termination for information about his employment agreement.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Comp.(2)	Change in Pension Value and Nonqualified Deferred Comp. Earnings	All Other Comp.(3)	Total
F.H. Merelli,	2009	$850,000	$–	$1,435,734	$–	$1,700,000	$–	$41,140	$4,026,874
Chairman, Chief	2008	$815,000	$–	$1,684,020	$–	$297,000	$–	$65,773	$2,861,793
Executive Officer, President (CEO)	2007	$744,750	$–	$1,467,300	$–	$520,000	$–	$93,405	$2,285,455

Paul Korus	2009	$420,000	$–	$717,867	$–	$630,000	$–	$49,522	$1,817,389
Vice President,	2008	$401,250	$–	$842,010	$–	$147,000	$–	$47,310	$1,437,570
Chief Financial Officer, and Treasurer (CFO)	2007	$364,583	$–	$733,650	$–	$243,750	$–	$78,762	$1,420,745

Thomas E. Jorden	2009	$468,000	$–	$717,867	$–	$936,000	$–	$40,933	$2,162,800
Executive Vice	2008	$442,584	$–	$842,010	$–	$163,800	$–	$52,229	$1,500,623
President-Exploration	2007	$395,750	$–	$733,650	$–	$272,690	$–	$77,900	$1,479,990

Joseph R. Albi	2009	$431,000	$–	$717,867	$–	$862,000	$–	$54,663	$2,065,530
Executive Vice	2008	$407,667	$–	$842,010	$–	$150,850	$–	$53,434	$1,453,961
President-Operations	2007	$364,583	$–	$733,650	$–	$251,250	$–	$81,296	$1,430,779

Stephen P. Bell	2009	$357,000	$–	$717,867	$–	$535,500	$–	$63,211	$1,673,578
Senior Vice	2008	$337,417	$–	$842,010	$–	$124,950	$–	$60,999	$1,365,376
President-Business Development and Land	2007	$301,667	$–	$733,650	$–	$238,700	$–	$93,027	$1,367,044
(1)
Represents the grant date fair value based on the probable outcome of the performance conditions. The following represents the maximum potential value of each award, which is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC 718.

Executive Officer	2009 Award	2008 Award	2007 Award
F. H. Merelli	$1,729,800	$2,590,800	$2,190,000
Paul Korus	$864,900	$1,295,400	$1,095,000
Thomas E. Jorden	$864,900	$1,295,400	$1,095,000
Joseph R. Albi	$864,900	$1,295,400	$1,095,000
Stephen P. Bell	$864,900	$1,295,400	$1,095,000
(2)
Amount reported for the year earned.

(3)
The following describes the components of other items of compensation, including any perquisite in excess of $10,000. Certain amounts in prior years have been adjusted to conform to the 2009 presentation.

Executive Officer	Unused Vacation	Company Contributions to Retirement Plans	Tax Reimbursement		Life Insurance Premiums	Total Other Compensation
F. H. Merelli, CEO
2009	$–	$37,900		$–	$3,240	$41,140
2008	$–	$63,613		$–	$2,160	$65,773
2007	$–	$50,550		$41,295	$1,560	$93,405

Paul Korus
2009	$8,900	$37,900	$		$2,722	$49,522
2008	$–	$45,150		$–	$2,160	$47,310
2007	$2,706	$30,014		$44,482	$1,560	$78,762

Thomas E. Jorden
2009	$–	$37,900		$–	$3,033	$40,933
2008	$–	$50,069		$–	$2,160	$52,229
2007	$–	$31,858		$44,482	$1,560	$77,900

Joseph R. Albi
2009	$–	$37,900		$–	$2,793	$54,663	(a)
2008	$4,341	$31,558		$–	$2,160	$53,434
2007	$8,104	$27,150		$44,482	$1,560	$81,296

Stephen P. Bell
2009	$22,998	$37,900		$–	$2,313	$63,211
2008	$17,300	$41,539		$–	$2,160	$60,999
2007	$20,087	$26,898		$44,482	$1,560	$93,027
(a)
Mr. Albi's total compensation includes medical reimbursements in the total amount of $13,970. No other executive officer's perquisites exceeded $10,000.

2009 GRANTS OF PLAN-BASED AWARDS

Non-Equity Incentive Plan

Our annual cash incentive awards were made from a company performance-based pool. The entire pool is at risk and there is no threshold. The CEO's pool target is 100% of his year-end annualized salary, and his pool is limited to 200% of his salary. Our plan does not provide for individual targets for other executive officers, including the NEOs. Rather our plan provides for a pool target of 100% of combined year-end annualized base salaries of all participants in the pool. The aggregate maximum awards to all participants, including the NEOs, may not exceed 200% of total combined year-end annualized base salaries. See the description of the our annual cash incentive award plan in Compensation Discussion and Analysis, under Elements of Compenstion Program, Annual Cash Incentive Awards.

The following table is presented in compliance with SEC regulations. However, the information required by the table is not consistent with the actual terms of our annual cash incentive plan because, except for the CEO, our plan does not provide for individual targets or individual maximum awards. Despite these limitations, the table sets forth target and maximum amounts for the NEOs as if they were determined on an individual basis instead of on a pool-based approach.

The amounts listed in the Target column represent 100% of the year-end annualized base salary. The amounts listed in the Maximum column represent 200% of the annualized base salary.

	Estimated Future Payouts Under Non-Equity Incentive Plan
Name	Threshhold	Target ($)	Maximum ($)	Actual Award Paid in March 2010 ($)
F. H. Merelli, CEO	$0	$850,000	$1,700,000	$1,700,000

Paul Korus	$0	$420,000	$840,000	$630,000

Thomas E. Jorden	$0	$468,000	$936,000	$936,000

Joseph R. Albi	$0	$431,000	$862,000	$862,000

Stephen P. Bell	$0	$357,000	$714,000	$535,500

Equity Incentive Plan Awards

The following table provides information regarding the annual awards of restricted stock made to the CEO and other NEOs in 2009. See Compensation Discussion and Analysis, Long-Term Equity Incentive Awards for a complete description of these awards.

			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Award Grant Date	Comp Comm. Action Date	Threshold(1) (#)	Target(2) (#)	Maximum (#)	Grant Date Fair Value of Stock Perf. Awards(3) ($)
F.H. Merelli, CEO	1/2/09	12/5/08	30,000	42,600	60,000	$1,729,800

Paul Korus	1/2/09	12/5/08	15,000	21,300	30,000	$864,900

Thomas E. Jorden	1/2/09	12/5/08	15,000	21,300	30,000	$864,900

Joseph R. Albi	1/2/09	12/5/08	15,000	21,300	30,000	$864,900

Stephen P. Bell	1/2/09	12/5/08	15,000	21,300	30,000	$864,900

(1)
Represents one-half of the total potential award that vests on the third anniversary of the award, subject to continued service.

(2)
The terms of the performance awards do not specify a targeted number of shares. The number of shares that vest depends on Cimarex's stock price performance relative to its peers and is not computed until the third anniversary of the award. See Long-Term Equity Incentive Awards for the method of computing the number of shares that vest. The actual number of shares that vest is not determinable until January 2, 2012 (the third anniversary of the award). The shares disclosed in this column represent the shares the executive would have been entitled to (based upon December 2009 stock prices), had the award vested on January 2, 2010. Ordinary cash dividends are paid on the shares during the vesting period.

(3)
Represents the grant date fair value based upon maximum performance.

The following table provides information about all outstanding options and unvested stock awards held by the CEO and each NEO as of December 31, 2009:

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2009

	OPTION AWARDS				STOCK AWARDS
	Number of Securities Underlying Unexercised Options				Vested Restricted Stock Units Not Yet Payable(1)		Equity Incentive Plan Awards That Have Not Vested
Name	Exercisable (#)	Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	No. of Units (#)	Market Value of Unearned Units(2) ($)	No. of Shares (#)		Market Value of Unearned Shares(2) ($)
F.H. Merelli, CEO	125,000	0	$13.3125	5/25/2010	211,200	$11,187,264	180,000	(3)	$9,534,600
	422,400	0	$16.65	12/06/2012
Paul Korus	0	0		12/06/2012	45,500	$2,410,135	90,000	(3)	$4,767,300
Thomas Jorden	0	0		12/06/2012	45,500	$2,410,135	90,000	(3)	$4,767,300
Joseph Albi	20,000	0	$16.65	12/06/2012	45,500	$2,410,135	90,000	(3)	$4,767,300
Stephen Bell	0	0		12/06/2012	45,500	$2,410,135	90,000	(3)	$4,767,300
(1)
Vested December 6, 2007, but not payable in shares until December 6, 2010.

(2)
The amount in this column reflects the closing market price of the stock as of December 31, 2009 ($52.97) times the number of shares reported in the previous column.

(3)
One-third of these shares vests on each of January 2, 2010, January 2, 2011 and January 2, 2012.

The following table provides information about the stock options exercised by our CEO and NEOs during 2009:

2009 OPTION EXERCISES AND RESTRICTED STOCK VESTED

	2009 OPTION EXERCISES				2009 STOCK VESTING

Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
F. H. Merelli, CEO	–		$–		40,800	$1,176,264
Paul Korus	–		$–		20,400	$588,132
Thomas E. Jorden	–		$–		20,400	$588,132
Joseph R. Albi	35,800	(1)	$1,087,790	(1)	20,400	$588,132
Stephen P. Bell	–		$–		20,400	$588,132

(1)
Of the 35,800 shares exercised, Mr. Albi has retained 6,813 shares; the terms of his Option Agreement require him to retain one-half of the shares remaining after payment of the exercise price and any taxes due upon exercise. The value realized includes the value of the retained shares as well as the value of shares that were either sold or cancelled in payment of the exercise price and taxes.

The following table provides information on the Supplemental Savings Plan contributions and earnings for our NEOs in each of the last three fiscal years.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

F. H. Merelli, CEO
2009	$16,500	$16,500	$96,467	$–	$529,351
2008	$48,113	$48,113	$(100,300)	$–	$400,122
2007	$28,300	$32,550	$27,665	$–	$404,893

Paul Korus
2009	$26,790	$16,500	$35,366	$–	$218,072
2008	$39,681	$29,650	$(21,195)	$–	$139,655
2007	$17,354	$12,014	$8,250	$–	$91,949

Thomas E. Jorden
2009	$32,880	$16,500	$2,179	$–	$445,367
2008	$64,744	$34,569	$9,221	$–	$394,047
2007	$43,882	$13,858	$12,422	$–	$286,014

Joseph R. Albi
2009	$24,043	$16,500	$29,789	$–	$155,723
2008	$16,058	$16,058	$(29,209)	$–	$85,631
2007	$4,900	$9,150	$5,473	$–	$89,327

Stephen P. Bell
2009	$22,748	$16,500	$7,583	$–	$311,745
2008	$27,087	$26,039	$6,374	$–	$265,154
2007	$7,935	$8,898	$5,112	$–	$206,032

(1)
The amounts included in this column are also included in the Salary column in the Summary Compensation Table.

(2)
The amounts reported in this column are included in the All Other Compensation column and footnote thereto in the Summary Compensation Table.

POTENTIAL PAYMENTS UPON CHANGE IN CONTROL OR TERMINATION

We do not consider post-termination benefits as a material element of executive compensation because, except for our CEO, NEO post-termination benefits are the same benefits available to all full-time employees. Post-termination benefits are not included in the Compensation Committee's analysis of total compensation.

We are obligated to make certain payments to our CEO and NEOs or to accelerate the vesting of their equity awards upon a change in control, death, disability or termination of employment pursuant to the following plans and agreements:

  •
  change in control severance plan that covers all full-time employees, including the NEOs

  •
  2002 Stock Incentive Plan

  •
  employment agreement with Mr. Merelli

  •
  change in control provisions for the benefit of Messrs. Albi, Bell, Jorden and Korus, as assumed by Cimarex

  •
  Supplemental Savings Plan

We currently do not pay severance benefits or accelerate equity awards upon the retirement of the CEO or other NEOs. Individual performance assessments, compensation arising from our annual compensation program (except to the extent provided in the contractual arrangements described above) and overall wealth accumulation are not factors that affect post-termination benefits.

The following tables provide the estimated compensation and present value of benefits potentially payable to the CEO and each other NEO upon a change in control of Cimarex or termination of employment. The amounts shown assume that the termination or change in control occurred on December 31, 2009. The actual amounts to be paid can only be determined at the time of the executive's actual separation from Cimarex or the occurrence of a change in control. Actual payments may be more or less than the amounts described below. In addition, the company may enter into new arrangements or modify these arrangements, from time to time.

Please see the narrative following the tables below for a discussion of the agreements providing for the payments required upon termination or a change in control.

Potential Payments upon Change in Control

Cimarex is obligated under certain agreements to pay benefits upon a "change in control" event. Cimarex's definition of "change in control" as used in its 2002 Stock Incentive Plan, its Change in Control Severance Plan and the change in control provisions that survived certain expired employment agreements with each NEO is the same. In summary, a "change-in-control" event means any of the following:

  •
  Acquisition of 30% or more of the shares of our outstanding common stock or the combined voting power of voting securities of Cimarex by an individual or group.

  •
  Members of our Board of Directors cease to constitute a majority of the directors.

  •
  A reorganization, share exchange or merger unless (i) the stockholders prior to the reorganization or merger continue to own more than 40% of the outstanding common stock and combined voting power of the resulting corporation following the reorganization or merger; and (ii) at least a majority of the members of the board of directors of the corporation resulting from the merger or reorganization were members of the board of directors at the time of executing the agreement to reorganize or merge.

  •
  The complete liquidation or dissolution of Cimarex or the sale of all or substantially all of its assets.

The following describes potential payments to the CEO and NEOs in the event of a change-in-control event coupled with termination of employment without cause:

Change in Control – Termination without Cause

Name	Annual Average Cash Compensation(1)	Cash Incentive(2)	Restricted Stock and Stock Units(3)	Options	Employee Benefits(4)	280G Tax Gross Up	Total Benefits
F. H. Merelli, CEO	$3,662,500	$1,326,000	$11,187,264	$–	$540,562	$3,594,116	$20,310,442
Paul Korus	$1,598,250	$655,200	$5,593,632	$–	$240,147	$1,777,266	$9,864,495
Thomas E. Jorden	$2,010,384	$730,080	$5,593,632	$–	$467,017	$1,905,875	$10,706,988
Joseph R. Albi	$1,851,517	$672,360	$5,593,632	$–	$173,206	$1,839,431	$10,130,146
Stephen P. Bell	$1,354,860	$556,920	$5,593,632	$–	$321,844	$1,680,367	$9,507,623
(1)
Amount represents two times the annual average compensation (salary and cash incentive bonus) paid to the executive for 2008 and 2009, as provided in the Change in Control Severance Plan.

(2)
Amount represents the average incentive bonus as provided in the Change in Control Severance Plan.

(3)
Amounts for acceleration of restricted stock and stock units were computed based upon the closing price of our common stock as of December 31, 2009 of $52.97 per share.

(4)
Amounts represent estimated payments under the Supplemental Savings Plan and the estimated value of continued medical, dental, disability and life insurance benefits for two years.

The following is a summary of those agreements that provide for payment to the CEO and the NEOs in the event of a change-in-control event coupled with termination of employment without cause:

Change in Control Severance Plan

Our Change in Control Severance Plan provides for the payment of severance benefits to all active employees in the event of a "change in control." In the event of a change in control, if an employee is terminated for any reason other than "cause" (as defined in the plan) within two years following a change in control, each employee would be entitled to:

  •
  Cash severance payments of up to two years' salary and cash incentive award.

  •
  A pro rata portion of the annual cash incentive bonus award otherwise payable for the year of termination.

  •
  Continued medical, dental, disability and life insurance benefits for two years.

  •
  Additional payments to pay any applicable excise tax imposed by Section 4999 of the Internal Revenue Code and related income taxes, interest and penalties.

Assumed Change-in-Control Employment Provisions for Messrs. Albi, Bell, Jorden and Korus

We assumed the change-in-control provisions from the now expired employment agreements between each of Messrs. Albi, Bell, Jorden and Korus and a predecessor company. Each agreement provides that if the executive is terminated without cause following a change-in-control event (as defined in the agreement), the executive is entitled to a lump-sum payment equal to two times the executive's base salary at the time of the change in control. Benefits payable under these agreements are forfeited if the

NEO receives benefits under any other change-in-control plan, including the Cimarex Energy Co. Change in Control Severance Plan.

As a practical matter, the "change-in-control" benefits assumed under the employment agreements only benefit these executives if the Change in Control Severance Plan described above has been terminated. The Change in Control Severance Plan provides for greater benefits payable upon the occurrence of a change-in-control event.

Change in Control – No Termination

The following describes potential payments to the CEO and NEOs in the event of a change-in-control event without employment termination:

Name	Restricted Stock and Stock Units(1)	Options	280G Tax Gross Up	Total Benefits
F. H. Merelli, CEO	$11,187,264	$–	$–	$11,187,264
Paul Korus	$5,593,632	$–	$1,079,059	$6,672,691
Thomas E. Jorden	$5,593,632	$–	$–	$5,593,632
Joseph R. Albi	$5,593,632	$–	$1,084,248	$6,677,880
Stephen P. Bell	$5,593,632	$–	$1,054,952	$6,648,584
(1)
Amounts for acceleration of restricted stock and stock units were computed based upon the closing price of our common stock as of December 31, 2009 of $52.97 per share.

The Compensation and Governance Committee has the authority to accelerate vesting of any award made under our 2002 Stock Incentive Plan. The Committee has authorized acceleration of vesting in the event of a change in control in all equity award agreements.

Potential Payments upon Termination – No Change in Control

Potential Payments upon Death or Disability

Name	Severance(1)	Cash Incentive(1)	Restricted Stock and Stock Unit(2)	Options	Employee Benefits(3)	Total Benefits
F. H. Merelli, CEO	$1,700,000	$1,700,000	$11,187,264	$–	$529,351	$15,116,615
Paul Korus	$–	$–	$5,593,632	$–	$218,072	$5,811,704
Thomas E. Jorden	$–	$–	$5,593,632	$–	$445,367	$6,038,999
Joseph R. Albi	$–	$–	$5,593,632	$–	$155,723	$5,749,355
Stephen P. Bell	$–	$–	$5,593,632	$–	$311,745	$5,905,377
(1)
Mr. Merelli's employment agreement provides for continuation of base salary for 24 months (reduced by long-term disability benefits, if applicable) and the maximum incentive compensation payable under Cimarex's cash incentive award plan if he is terminated without cause or because of death or disability. "Without cause" includes resignation by Mr. Merelli upon a change in his place in employment from Denver, Colorado, without his consent. The amounts displayed represent

  24 months of Mr. Merelli's base salary at December 31, 2009, and the maximum cash incentive award that could have been earned by Mr. Merelli for 2009 services.

(2)
Amounts for acceleration of restricted stock and stock units were computed based upon the closing price of our common stock as of December 31, 2009 of $52.97 per share.

(3)
Amounts represent estimated value of benefits payable under the Supplemental Savings Plan.

The Committee has authorized acceleration of vesting of all equity awards in the event of death or disability. Benefits under the Supplemental Savings Plan are paid upon death or disability.

Potential Payments upon Termination Without Cause

Name	Severance	Cash Incentive	Employee Benefits(2)	Total Benefits
F. H. Merelli, CEO	$1,700,000	$1,700,000	$529,351	$3,929,351
Paul Korus	$–	$–	$218,072	$218,072
Thomas E. Jorden	$–	$–	$445,367	$445,367
Joseph R. Albi	$–	$–	$155,723	$155,723
Stephen P. Bell	$–	$–	$311,745	$311,745
(1)
Mr. Merelli's employment agreement provides for continuation of base salary for 24 months (reduced by long-term disability benefits, if applicable) and the maximum incentive compensation payable under Cimarex's cash incentive award plan if he is terminated without cause or because of death or disability. "Without cause" includes resignation by Mr. Merelli upon a change in his place in employment from Denver, Colorado, without his consent. The amounts displayed represent 24 months of Mr. Merelli's base salary at December 31, 2009, and the maximum cash incentive award that could have been earned by Mr. Merelli for 2009 services.

(2)
Amounts represent estimated value of benefits payable under the Supplemental Savings Plan.

In September 2002 we assumed Mr. Merelli's employment agreement from a predecessor company. His agreement is for an indefinite term. The agreement provides that if Mr. Merelli's employment is terminated because of (i) death or disability or (ii) without cause, he is entitled to continuation of his base salary for 24 months (reduced by long-term disability benefits, if applicable) and the maximum incentive compensation payable under Cimarex's cash incentive award plan. "Without cause" includes a resignation by Mr. Merelli upon a change in his place of employment from Denver, Colorado without his consent. Mr. Merelli agreed not to reveal any trade secret or confidence and to surrender all information containing trade secrets or confidences. The confidentiality requirements of his employment agreement survive for three years following termination of employment.

Benefits under the Supplemental Savings Plan are payable to each NEO upon termination of employment.

STOCK OWNERSHIP OF DIRECTORS, MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

Cimarex has one class of voting securities outstanding. On March 15, 2010, there were 83,869,288 shares of common stock outstanding, with each share entitled to one vote.

Beneficial Ownership by Executive Officers and Directors

The following table shows, as of March 15, 2010, the number of shares of common stock "beneficially owned," as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, by the Named Officers, the directors, and all executive officers and directors, as a group:

Name of Beneficial Owner	Shares Owned(1)		Option Shares(2)	Beneficial Ownership Total	Percent of Class
Named Officers
F.H. Merelli (also director)	672,263		547,400	1,219,663	1%
Joseph R. Albi	161,401		10,000	171,401	<1%
Stephen P. Bell	176,240		0	176,240	<1%
Thomas E. Jorden	165,875		0	165,875	<1%
Paul Korus	149,934		0	149,934	<1%
Directors
Jerry Box	15,340		–	15,340	<1%
Hans Helmerich	76,725	(3)	10,000	86,725	<1%
David A. Hentschel	17,097		10,000	27,097	<1%
Paul D. Holleman	15,759			15,759	<1%
Harold R. Logan, Jr.	4,280		–	4,280	0%
Monroe W. Robertson	14,674		–	14,674	<1%
Michael J. Sullivan	12,628		10,000	22,628	<1%
L. Paul Teague	57,823		10,000	67,823	<1%
All executive officers and directors as a group (17 persons)	1,844,526		597,400	2,441,926	3%
(1)
Includes restricted stock, direct and indirect ownership of common stock and equivalent shares of common stock held by the trustee for the benefit of the named individual in the Cimarex Energy Co. 401(k) Plan. Does not include restricted stock units held by executive officers or deferred compensation units held by some directors. See Equity-Related Interests table below.

(2)
Shares of common stock that could be purchased by the exercise of vested stock options within the 60-day period following March             , 2010 under the Cimarex Energy Co. 2002 Stock Incentive Plan.

(3)
Includes 7,865 shares held for various trusts for immediate family members of which Mr. Helmerich is trustee and 1,072 shares held by a family trust of which Mr. Helmerich is a co-trustee. Also includes 11,450 shares owned by Mr. Helmerich's wife, 5,545 shares held by Mr. Helmerich's son and 4,140 shares held by Mr. Helmerich's daughter; Mr. Helmerich disclaims beneficial ownership of these shares.

 Beneficial Owners of More than Five Percent

The following stockholders beneficially own five percent or more of our outstanding shares of common stock. The following table provides information regarding its stock ownership and is based on its filing with the Securities and Exchange Commission.

	Voting Authority		Dispositive Authority
					Total Amount of Beneficial Ownership
						Percent of Class
Name and Address	Sole	Shared	Sole	Shared
Artisan Partners Holdings LP Artisan Investment Corporation Artisan Partners Limited Partnership Artisan Investments GP LLC ZFIC, Inc. Andrew A. Ziegler Carlene M. Ziegler 875 East Wisconsin Ave., Suite 800 Milwaukee, WI 53202	0	4,662,390	0	4,758,490	4,758,490	5.7%
AXA Assurances I.A.R.D. Mutuelle 26, rue Drouot 75009 Paris, France	7,249,122	0	9,362,435	0	9,362,435	11.2%
BlackRock Inc. 40 East 52nd Street New York, NY 10022	5,451,033	0	5,451,033	0	5,451,033	6.53%
Third Avenue Management LLC 622 Third Avenue, 32nd Floor, NY, NY 10017	5,295,474	0	5,391,049	0	5,391,049	6.46%

 Equity and Equity-Related Interests Held by Executive Officers and Directors

The following table shows, as of March 15, 2010, vested and unvested equity interests and common stock held by each of the executive officers set forth in the Summary Compensation Table, the directors and all of the executive officers and directors as a group:

	Unvested Restricted Stock(1)(2)	Common Stock with Hold(3)	Restricted Stock Units/Deferred Comp Units(4)(5)		Shares Underlying Stock Options		401(k)	Common Stock	Total
			Vested	Unvested	Vested	Unvested
Named Officers
F. H. Merelli (also director)	220,000	–	211,200	0	547,400	0	17,017	435,246	1,430,863
Joseph R. Albi	110,000	16,425	45,500	0	10,000	0	5,547	29,429	216,901
Stephen P. Bell	110,000	19,055	45,500	0	0	0	0	47,185	221,740
Thomas E. Jorden	110,000	19,896	45,500	0	0	0	9,250	26,729	211,375
Paul Korus	110,000	16,805	45,500	0	0	0	0	23,129	195,434
Directors
Jerry Box	6,422	–	–	–	–	–	–	8,918	15,340
Hans Helmerich	4,280	–	6,695	2,143	10,000	0	–	12,445	95,563
David A. Hentschel	6,422	–	–	–	10,000	0	–	10,675	27,097
Paul D. Holleman	6,422	–	–	–		–	–	9,377	15,799
Harold R. Logan, Jr.	4,280	–	–	–	–	–	–	0	4,280
Monroe W. Robertson	6,422	–	–	–	–	–	–	8,252	14,674
Michael J. Sullivan	4,280	–	826	2,143	10,000	0	–	8,348	25,597
L. Paul Teague	6,422	–	–	–	10,000	0	–	51,401	67,823
All executive officers & directors as a group (17 persons)	947,700	94,117	475,221	4,286	597,400	0	35,273	767,436	2,921,433
(1)
The restricted stock held by the executive officers is subject to three-year cliff vesting and the satisfaction of performance goals. See Compensation Discussion and Analysis, Elements of Cimarex Executive Compensation Program, Long-Term Incentive Awards in this proxy statement.

(2)
The restricted stock held by the directors vests in three equal annual installments, beginning with the first anniversary from the grant date.

(3)
Represents shares acquired upon the exercise of an option that must be held until December 6, 2010. The terms of the options require that, upon exercise, the holder is required to retain 50% of the profit shares for eights years from the date of grant (December 6, 2010).

(4)
The restricted stock units vest five years from the date of grant and are payable in shares of common stock on the eighth anniversary of the date of grant.

(5)
The deferred compensation units held by certain directors vest in three equal annual installments and represent the right to receive one share of Cimarex common stock at the time provided in the director's deferred compensation election.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Policy for Approval of Audit, Audit-Related and Tax Services

The Audit Committee annually reviews and pre-approves certain categories of audit, audit-related and tax services to be performed by our independent auditor, subject to a specified range of fees. The Audit Committee may also pre-approve specific services. Certain non-audit services as specified by the SEC may not be performed by our independent auditor. The Audit Committee may delegate pre-approval authority to one or more of its members. In the event of any such delegation, any pre-approved decisions will be reported to the Audit Committee at its next scheduled meeting. The services described below and the related fees were pre-approved by the Audit Committee in 2008 and 2009.

Fees

The following table sets forth the aggregate fees and costs paid to KPMG during the last two fiscal years for professional services rendered to Cimarex:

	Years Ended December 31,
	2009		2008
Audit Fees	$910,000		$1,016,500
Audit-Related Fees	$32,000		$0
Tax Fees	$248,510	(1)	$259,160	(1)
All Other Fees	$0		$0
(1)
Includes review of federal and state tax returns and compliance issues.

Report of Audit Committee

The Audit Committee on behalf of the Board of Directors oversees (i) the quality of the Company's financial reporting; (ii) the independent auditor's qualifications and independence; and (iii) the performance of the Company's internal auditors and independent auditor. In so doing, it is the responsibility of the Committee to maintain free and open communication between the directors, the independent auditor and the management of the Company. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on our website at www.cimarex.com.

Management is responsible for the Company's financial statements and the financial reporting process, including the systems of internal controls and disclosure controls and procedures. The Company's independent registered public accounting firm is responsible for performing an independent audit of the Company's financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes and uses internal audit to assist with these responsibilities.

The Audit Committee reviewed Cimarex's audited financial statements as of and for the year ended December 31, 2009 and met with both management and KPMG, Cimarex's independent registered public accounting firm, to discuss those financial statements and the effectiveness of Cimarex's internal control over financial reporting. In addition, we have received from KPMG the communication required by Public Company Accounting Oversight Board (PCAOB) Rule 3526, Communication with Audit Committees Concerning Independence, and discussed with KPMG their independence from Cimarex and its management. The Audit Committee also discussed with KPMG any matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that Cimarex's audited financial statements be included in Cimarex's Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

THE AUDIT COMMITTEE Monroe W. Robertson, Chairman Paul D. Holleman Harold R. Logan, Jr. Michael J. Sullivan

 OTHER MATTERS

Transactions with Related Persons

The Compensation and Governance Committee charter provides that the Committee will annually review, report and make recommendations to the Board regarding related party transactions required to be disclosed pursuant to SEC regulations for potential conflict of interest situations and any relationships that may adversely affect the independent judgment of a director. Our Code of Business Conduct also provides that the Board will review potential conflicts of interest and determine independence of board members. See Corporate Governance, Independence of Board Members.

Hans Helmerich, a director of Cimarex, is the president, chief executive officer, a director and less than 2% stockholder of Helmerich & Payne, Inc. During Helmerich & Payne's fiscal year ended September 30, 2009, we contracted for drilling rigs and services with Helmerich & Payne, Inc. in arms' length transactions and as part of our ordinary course of business in the same manner as we obtain services from other companies that provide similar services. From October 1, 2008 through September 30, 2009, we paid Helmerich & Payne, Inc. $25,130,234 for drilling rigs and services, which represented less than 2% of Helmerich & Payne, Inc.'s gross revenues. The Board of Directors is not involved in the selection and award of contract drilling services. Our Board by resolution concluded that (i) the transactions with Helmerich & Payne, Inc. are proper and are not material when compared to our total drilling costs, (ii) Mr. Helmerich does not have a material interest in the transactions and (iii) his relationship with Helmerich & Payne, Inc. does not interfere with his independent business judgment while serving on our Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock, to file reports of ownership of, and transactions in, our common stock with the SEC. Based on a review of such reports, and on written representations from our reporting persons, we believe that all reports were timely filed in 2009, except Forms 4 reporting the May 20, 2009 grants of 4,280 shares of restricted stock to each of our independent directors were filed late.

Complaint and Reporting Procedures

We have established complaint and reporting procedures that are posted on our website at www.cimarex.com. Any person, whether or not an employee, who has a concern about the conduct of Cimarex or any of our people, including accounting, internal accounting controls or auditing issues, may, in a confidential or anonymous manner, communicate that concern by calling our confidential hotline, 1-866-519-1898. Any interested party, whether or not an employee, who wishes to communicate directly with non-management directors may call the confidential hotline. The hotline is available 24 hours a day, seven days a week and is completely confidential. Comments will be typed verbatim and will be delivered to a representative with authority to investigate the concern.

CIMAREX ENERGY CO.

VOTE BY INTERNET OR TELEPHONE
QUICK *** EASY *** IMMEDIATE

As a stockholder of Cimarex Energy Co., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on May 18, 2010.

[Computer Icon]		[Phone Icon]		[Mail Icon]
Vote Your Proxy on the Internet:		Vote Your Proxy by Phone: Call 1 (866) 894-0537		Vote Your Proxy by mail:
Go to www.continentalstock.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	OR	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE
VOTING ELECTRONICALLY OR BY PHONE

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY BY MAIL
THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" ALL THE NOMINEES LISTED AND FOR PROPOSALS 2 AND 3.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

	Please mark your votes like this	☒
The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	Election of three Class II directors:
		FOR	AGAINST	ABSTAIN
	(01) Hans Helmerich	☐	☐	☐
		FOR	AGAINST	ABSTAIN
	(02) Harold R. Logan, Jr.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
	(03) Monroe W. Robertson	☐	☐	☐
		FOR	AGAINST	ABSTAIN
2.
	In order to obtain the federal income tax deduction benefits under Section 162(m) of the Internal Revenue Code, approve a revision to the maximum number of shares that may be issued under the performance awards.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
3.	Ratify appointment of KPMG LLP as independent auditors for 2010.	☐	☐	☐
IF YOU WISH TO VOTE ELECTRONICALLY PLEASE READ THE INSTRUCTIONS ABOVE.

COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature	Signature	Date	, 2010.

Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee or guardian, please give title as such.

YOUR VOTE IS IMPORTANT TO US.

PLEASE CAST YOUR VOTE TODAY.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

CIMAREX ENERGY CO.

        The undersigned appoints F.H. Merelli and Paul Korus as proxies, with power to act without the other and with power of substitution, and authorizes them to represent and vote, as designated on the other side, all the shares of common stock of Cimarex Energy Co. held of record by the undersigned with all powers that the undersigned would possess if present at the Annual Meeting of Stockholders to be held May 19, 2010, or any adjournment thereof.

        For participants in the Cimarex 401(k) Plans, this proxy, when properly executed, will be voted in the manner directed by the undersigned. If no direction is given, if the card is not signed, or if the card is not received prior to 5 pm Eastern Time on May 14, 2010, the Plan's Trustee will vote your shares held in the Plan in the same proportion as shares were voted by other Plan participants.

(Continued, and to be marked, dated and signed, on the reverse side)